Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

Between

PILGRIM’S PRIDE CORPORATION

and

JBS USA HOLDINGS, INC.

Dated as of September 16, 2009

i

EXHIBITS

A	Form of Stockholders Agreement

B	Form of Certificate of Incorporation of the Reorganized Company

C	Form of Bylaws of the Reorganized Company

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of September 16, 2009, between PILGRIM’S PRIDE CORPORATION, a Delaware corporation (the “Company”), and JBS USA Holdings, Inc., a Delaware corporation (the “Purchaser”).

RECITALS

WHEREAS, the Company, directly and through its Subsidiaries, is engaged in the business of poultry product production at various locations in the United States and Mexico (the “Business”);

WHEREAS, the Debtors commenced the Bankruptcy Cases in the Bankruptcy Court for relief under the Bankruptcy Code;

WHEREAS, the Company has determined that the transactions set forth in this Agreement support the preservation of the value inherent in the Company and its Assets ultimately available to the creditors of the Company;

WHEREAS, in connection with the Bankruptcy Cases, the Company intends to file the Reorganization Plan, pursuant to which the Company intends to seek the approval of the Bankruptcy Court of this Agreement and the Transactions, and authority to perform all of its obligations under this Agreement and the Ancillary Agreements;

WHEREAS, pursuant to the Reorganization Plan and this Agreement, at the Closing, (i) the Purchaser shall pay the Company the Purchase Price, (ii) all of the existing equity interests in the Company will be cancelled, (iii) the Company shall issue the Reorganized Company Shares to the Purchaser representing 100% of the outstanding equity of the Reorganized Company less the Stock Consideration (such shares, the “Purchaser Shares”) and (iv) the Company shall issue to each holder of Existing Shares a number of Reorganized Company Share(s) in accordance with the Share Conversion Factor, all upon the terms and subject to the conditions set forth herein;

WHEREAS, the offer and issuance under the Reorganization Plan of Reorganized Company Shares will be exempt from registration under the Securities Act and under applicable state securities laws pursuant to section 1145 of the Bankruptcy Code and applicable non-bankruptcy Law; and

WHEREAS, the Company and the Purchaser intend that the exchange by the holders of Existing Shares for Reorganized Company Shares of the same class shall be considered a tax-free reorganization.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Company and the Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. For purposes of this Agreement:

“Acquisition Proposal” means any inquiry, proposal or offer for a merger, recapitalization, share exchange, stock purchase (including a rights offering with respect to the Company’s securities), debt-for-equity exchange, distribution of securities for the benefit of the stockholders of the Company, consolidation or similar transaction involving a sale or purchase (directly or through a proposed investment in equity securities, debt securities or claims of creditors) of 40% or more of the equity securities or Assets of the Company or the Subsidiaries, other than the Transactions.

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” or “this Agreement” means this Stock Purchase Agreement between the parties hereto (including the Exhibits and Schedules hereto and the Disclosure Schedule) and all amendments hereto made in accordance with the provisions of Section 10.08.

“Ancillary Agreements” means the Stockholders Agreement.

“Assets” means the assets and properties of the Company and the Subsidiaries.

“Assumption-Pending Pre-Petition Contracts” means all Contracts that were entered into prior to the filing of the Bankruptcy Cases to which one of the Debtors is a party that, as of the date hereof, have not been assumed or rejected by the respective Debtor.

“Bankruptcy Cases” means the cases under chapter 11 of the Bankruptcy Code commenced by the Debtors on December 1, 2008 in the Bankruptcy Court and styled In re Pilgrim’s Pride Corporation, et al., Chapter 11 Case No. 08-45664 (DML) (Jointly Administered).

“Bankruptcy Code” means title 11 of the United States Code, as amended from time to time, as applicable to the Bankruptcy Cases.

“Bankruptcy Court” means the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division, or such other court that exercises jurisdiction over the Bankruptcy Cases.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time, and any Local Rules of the Bankruptcy Court, as applicable to the Bankruptcy Cases.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

“Bylaws” means the restated bylaws to be adopted by the Company on the Effective Date or as soon as practicable thereafter, in the form of Exhibit C to this Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended through the Closing.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System, as updated through the Closing.

“Claim” shall have the meaning ascribed to such term in section 101 of the Bankruptcy Code.

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Company Contract” means any Contract that relates to, or is used or useful in or held for use in, the business conducted by the Company and its Subsidiaries.

“Company Intellectual Property” means Owned Intellectual Property and the Licensed Intellectual Property.

“Company IP Agreements” means all written contracts with terms affecting the rights to Intellectual Property or IT Assets to which the Company or any Subsidiary is a party or beneficiary, or by which the Company or any Subsidiary, or any of its Intellectual Property or IT Assets, is or may be bound, including all (i) licenses of Intellectual Property by the Company or any Subsidiary to any Person, (ii) licenses of Intellectual Property by any Person to the Company or any Subsidiary, (iii) contracts between any Person and the Company or any Subsidiary providing for the transfer, development, maintenance or use of Intellectual Property or IT Assets or the use, modification, framing, linking, advertisement or other practices with respect to Internet websites, and (iv) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Company Intellectual Property or Company IT Assets.

“Company IT Assets” means any IT Asset that is used in or held for use in, the Business.

“Company SEC Documents” means all forms, reports, schedules, statements and other documents (including, in each case, exhibits, schedules, amendments or supplements thereto, and any other information incorporated by reference therein) required to be filed with the SEC by the Company since January 1, 2006 under the Exchange Act or the Securities Act (as such documents have been amended or supplemented between the time of their respective filings and the date of this Agreement).

“Confirmation Date” means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court with respect to the Bankruptcy Cases.

“Confirmation Hearing” means the hearing to be held by the Bankruptcy Court regarding confirmation of the Reorganization Plan in accordance with section 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

“Confirmation Order” means the order of the Bankruptcy Court confirming the Reorganization Plan pursuant to section 1129 of the Bankruptcy Code and stating that the offer and issuance under the Reorganization Plan of Reorganized Company Shares (and the issuance of any Exchange Shares (as defined in the Restated Certificate of Incorporation)) will be exempt from registration under the Securities Act and under applicable state securities laws pursuant to section 1145 of the Bankruptcy Code and applicable non-bankruptcy Law.

“Contract” means any contract, arrangement, note, bond, commitment, purchase order, sales order, franchise, guarantee, indemnity, indenture, instrument, lease, license or other agreement, understanding, instrument or obligation, whether written or oral, all amendments, supplements and modifications of or for any of the foregoing and all rights and interests arising thereunder or in connection therewith, other than any Plans.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Debtors” means the Company, PFS Distribution Company, PPC Transportation Company, To-Ricos, Ltd., To-Ricos Distribution, Ltd., Pilgrim’s Pride Corporation of West Virginia, Inc., and PPC Marketing, Ltd.

“Deemed Value” means, in respect of a Superior Proposal or the Transactions, as applicable, the aggregate dollar value to the Company and its bankruptcy estate of all cash and non-cash, as applicable, consideration comprising the Superior Proposal or Transactions, as applicable, as determined by the Board of Directors of the Company after consultation with its financial and legal advisors, and such other advisors as the Board of Directors of the Company chooses to consult.

“Determined Cure Costs” means the amounts required to be paid to counterparties of Assumption-Pending Pre-Petition Contracts on account of the assumption thereof pursuant to section 365 of the Bankruptcy Code and Section 5.02(b) hereof, which amounts shall be determined in accordance with Section 5.02 or pursuant to a Final Order.

“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by the Company to the Purchaser in connection with this Agreement.

“Disclosure Statement” means the disclosure statement relating to the Reorganization Plan to be filed by the Company pursuant to section 1125 of the Bankruptcy Code (including all schedules and amendments thereto), as such disclosure statement may be amended or modified from time to time, in form and substance satisfactory to the Company, and insofar as it relates to or concerns this Agreement or any of the Ancillary Agreements and the Transactions, and to the extent it describes the Purchaser, in form and substance reasonably satisfactory to the Purchaser.

“Disclosure Statement Order” means an order of the Bankruptcy Court approving, among other things, the Disclosure Statement and establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Reorganization Plan.

“Effective Date” means a Business Day specified by the Debtors on or after the Confirmation Date, on which (a) no stay of the Confirmation Order is in effect and (b) the conditions to the effectiveness of the Reorganization Plan specified in Article 11 of the Reorganization Plan have been satisfied or waived.

“Employee Stock Purchase Plan” means the Pilgrim’s Pride Corporation Employee Monthly Stock Investment Plan.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, deed of trust, leasehold mortgage, leasehold deed of trust, lien (including environmental and tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Enforceability Exceptions” means, with reference to the enforcement of the terms and provisions of this Agreement or any other Contract, that the enforcement thereof is or may be subject to the effect of (a) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and the exercise of equitable powers by a court of competent jurisdiction, and (b) applicable Laws or public policy limiting the enforcement of provisions providing for the indemnification of any Person.

“Environment” means surface waters, groundwaters, soil, subsurface strata and ambient air.

“Environmental Claims” means any Actions relating in any way to any Environmental Law or any Environmental Permit, including (a) any and all Actions by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the Environment.

“Environmental Laws” means all Laws and any legally binding judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety, natural resources or Hazardous

Materials, including CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 6901 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; the Atomic Energy Act, 42 U.S.C. §§ 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq.; and the Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq.

“Environmental Permits” means all permits, approvals, identification numbers, licenses and other authorizations required under or issued pursuant to any applicable Environmental Law.

“ERISA Affiliate” means any entity that is a member of a controlled group for purposes of Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Final Order” means an order or judgment of the Bankruptcy Court, entered by the Clerk of the Bankruptcy Court on the docket in the Bankruptcy Cases, that has not been reversed, vacated, or stayed, and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, reargument, or rehearing has expired, and as to which no appeal, petition for certiorari, or other proceedings for a new trial, reargument, or rehearing shall then be pending, or (b) if an appeal, writ of certiorari, new trial, reargument, or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument, or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument, or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or the local court rules, may be filed relating to such order shall not cause such order to not be a Final Order.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“Governmental Authority” means any federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, ruling, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means (a) petroleum and petroleum products, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls, toxic mold, greenhouse gases and radon gas, (b) any other chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, or words of similar import, under any applicable Environmental Law, and (c) any other chemical, material or substance that is regulated by any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under banker acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Indebtedness of others referred to in clauses (a) through (g) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (I) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (II) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (III) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered), or (IV) otherwise to assure a creditor against loss, and (i) all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“ING Credit Agreement” means that certain Credit Agreement, dated September 25, 2006, by and among Avicola Pilgrim’s Pride de Mexico, S. de R.L. de C.V., as borrower, the Company and certain Subsidiaries of the Company, as guarantors, ING Capital LLC, as Administrative Agent, the lenders party thereto from time to time, and others, as amended.

“Intellectual Property” means, in any and all jurisdictions worldwide, all (a) patents, utility models, inventions and discoveries, statutory invention registrations, mask works, invention disclosures, and industrial designs, community designs and other designs, (b) trademarks, service marks, domain names, uniform resource locators, trade dress, trade names, geographical indications and other identifiers of source or goodwill, including the goodwill symbolized thereby or associated therewith, (c) works of authorship (including software) and copyrights, and moral rights, design rights and database rights therein and thereto, (d) confidential and proprietary information, including trade secrets, know-how and invention rights subject to intellectual property right protection, (e) rights of privacy and publicity and, (f) registrations, applications, renewals and extensions for any of the foregoing in (a)-(e).

“Inventories” means all inventory, merchandise, finished goods, and raw materials, packaging, labels, supplies and other personal property maintained, held or stored by or for the Company or any Subsidiary at the Closing, and any prepaid deposits for any of the same.

“IRS” means the Internal Revenue Service of the United States.

“IT Assets” means software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation.

“knowledge” means the actual knowledge of any Executive Vice President or more senior officer of the Company.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Leased Real Property” means the real property leased or subleased by the Company or any Subsidiary as tenant or subtenant, as applicable, together with, to the extent leased or subleased by the Company or any Subsidiary, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company or any Subsidiary attached or appurtenant thereto and all easements, rights of way, servitudes, licenses, tenements, privileges and appurtenances relating to the foregoing.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Licensed Intellectual Property” means Intellectual Property licensed to the Company or any Subsidiary pursuant to the Company IP Agreements.

“Mandatory Exchange Transaction” shall have the meaning ascribed to such term in the Restated Certificate of Incorporation.

“Material Adverse Effect” means any circumstance, change or effect that, individually or in the aggregate with all other circumstances, changes or effects: (a) is or is reasonably likely to be materially adverse to the business, operations, assets or liabilities (including contingent liabilities), results of operations or the condition (financial or otherwise) of the Business, or the Company and the Subsidiaries taken as a whole, or (b) is reasonably likely to materially and adversely affect the ability of the Purchaser to operate or conduct the Business in the manner in which it is currently operated or contemplated by the Company to be operated as of the date hereof, provided, however, that in no event shall any of the following be taken into account in determining whether there has been a Material Adverse Effect on the Company or whether there has been a breach of a representation, warranty, covenant or agreement that is qualified by the term “Material Adverse Effect” (except with respect to clauses (i), (iii), and (iv) below, to the extent that such circumstance, change or effect affects the Company and the Subsidiaries in a disproportionately adverse manner relative to other participants in the poultry industry):

(i) any effect that results from changes in general economic conditions or changes in financial or securities markets or political conditions, in general;

(ii) any effect caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared);

(iii) any changes in the poultry industry or markets in which the Company or any of its Subsidiaries operate, including as a result of diseases or export and import restrictions or embargos;

(iv) any changes or proposed changes in Law, or the interpretation thereof, or GAAP, or the interpretation thereof, or other accounting requirements applicable to the Company or its Subsidiaries;

(v) any changes attributable to the negotiation, execution or announcement of the Transactions, or the Company’s compliance with this Agreement or act or omission taken pursuant to the terms of this Agreement or with the approval or consent of the Purchaser or any act or omission taken at the direction or request of the Purchaser;

(vi) any failure by the Company to meet any internal or published projections or forecasts for any period, in and of itself (as distinguished from any circumstance, change or effect giving rise or contributing to such failure);

(vii) any change in the price or trading volume of the Company’s common stock, in and of itself (as distinguished from any circumstance, change or effect giving rise or contributing to such change);

(viii) any changes to chicken, feed, feed ingredient and other commodity prices;

(ix) any operating losses of a nature and in an amount similar to those prevailing prior to the date hereof;

(x) the existence of the Bankruptcy Cases; and

(xi) any expenses incurred in connection with the negotiation, documentation and execution of this Agreement and the consummation of the Transactions.

“Material Contract” means:

(a) all Contracts for the purchase or sale of assets, Inventory or other personal property, products or services that have a material effect on the Business;

(b) all distributor, dealer, franchise, agency, sales promotion, market research, marketing, consulting and advertising Contracts that have a material effect on the Business;

(c) all management Contracts and Contracts with independent contractors or consultants (or similar agreements) to which the Company or any Subsidiary is a party and which cannot be cancelled by the Company or such Subsidiary without penalty or further payment and without more than 30 days’ notice and all contracts and agreements providing for benefits under any Plan;

(d) all Contracts relating to Indebtedness of the Company or any Subsidiary that have a material effect on the Business;

(e) all Contracts and agreements with any Governmental Authority that have a material effect on the Business;

(f) all Contracts that limit or restrict the ability of the Company or any Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time, in each case, that have a material effect on the Business;

(g) all Contracts between or among the Company or any Subsidiary on the one hand, and any Affiliate of the Company or such Subsidiary (other than the Company or a Subsidiary), on the other hand;

(h) all Contracts outside the ordinary course of business providing for indemnification by the Company or any Subsidiary, other than in connection with respect to standard terms and conditions of a Contract for the purchase or sale of assets, Inventory or other personal property, products or services in the ordinary course of business;

(i) all Contracts for the lease of equipment or other Tangible Personal Property that have a material effect on the Business;

(j) all Contracts relating to the occupancy of the Leased Real Property that have a material effect on the Business;

(k) all Contracts with any director, officer, independent contractor or employee of the Company or any of the Subsidiaries to which the Company or any Subsidiary is a party and which cannot be cancelled by the Company or such Subsidiary without penalty or further payment or without more than 30 days notice (in each case, other than (i) employment agreements covered in clause (c) above and (ii) Plans);

(l) all Contracts providing for benefits under any Plan;

(m) all Contracts not made in the ordinary course of business that have a material effect on the Business; and

(n) all other Contracts, whether or not made in the ordinary course of business, that are material to the Company, any Subsidiary or the conduct of the Business, or the absence of which would reasonably be expected to have a Material Adverse Effect.

“national securities exchange” means a national securities exchange registered with the SEC pursuant to Section 6 of the Exchange Act.

“Owned Intellectual Property” means all Intellectual Property owned by or under obligation of assignment to the Company or any Subsidiary.

“Owned Real Property” means the real property in which the Company or any Subsidiary has fee title (or equivalent) interest, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Company or any Subsidiary attached or appurtenant thereto and all easements, rights of way, servitudes, licenses, tenements, privileges and appurtenances relating to the foregoing.

“Permits” means all franchises, permits, consents, certificates, clearances, approvals, exceptions, variances, permissions, filings, publications, declarations, notices, licenses, agreements, waivers and authorizations, including Environmental Permits, of or with any Governmental Authority related to the Business or used, useful or held for use by any of the Company or the Subsidiaries in connection with the Business, and all rights and benefits accruing thereunder.

“Permitted Encumbrances” means such of the following as to which no execution, levy or foreclosure proceeding shall have been commenced which are not otherwise stayed or, with respect to any Subsidiary that is not a Debtor, diligently being prosecuted: (a) liens for Taxes not yet due and payable for which adequate reserves have been maintained in accordance with GAAP; (b) Encumbrances imposed by Law, such as materialmen’s, mechanics’, carriers’, warehousemen’s, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable or uninsurable, and (iii) do not, individually or in the aggregate, materially and adversely affect the value of or the use of such property for its current purposes; (e) Encumbrances that are released on or prior to the Closing Date; (f) Encumbrances arising under this Agreement and the Ancillary Agreements; (g) Encumbrances securing Indebtedness under the Secured Credit Facilities and the ING Credit Agreement; (h) all matters of record, Encumbrances and other imperfections or defects of title and encumbrances that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; (i) any Encumbrances created by an act or omission of the Purchaser; and (j) Encumbrances securing Indebtedness to repay the Secured Credit Facilities.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Plan Documents” means the documents to be executed, delivered, assumed, and/or performed in conjunction with the consummation of the Reorganization Plan on the Effective Date, which will be included in draft form in the Plan Supplement.

“Plan Supplement” means the document (as may be amended, modified or supplemented) containing the forms of documents specified in Section 13.10 of the Reorganization Plan.

“Post-Petition Credit Agreement” means the Amended and Restated Post-Petition Credit Agreement, dated December 31, 2008, among the Company, as borrower, certain Subsidiaries, as guarantors, the Bank of Montreal, as DIP Agent, the lenders party thereto from time to time, and others, as amended.

“Purchase Price” means $800,000,000.

“Purchase Price Bank Account” means a bank account in the United States to be designated by the Company in a written notice to the Purchaser at least five Business Days before the Closing.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Receivables” means any and all accounts receivable, notes and other amounts receivable from third parties, including customers and employees, arising from the conduct of the Business before the Closing, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon.

“Registered” means issued by, registered, recorded or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes.

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the Environment.

“Remedial Action” means all action to (a) clean up, remove, treat or handle in any other way Hazardous Materials in the Environment; (b) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or the Environment; or (c) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance and monitoring.

“Reorganization Plan” means the Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, including the Plan Documents, the Plan Supplement, and the exhibits and schedules hereto and thereto, as the same may be amended or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms of the Reorganization Plan.

“Reorganized Company” means the Company, as reorganized as of the Effective Date in accordance with the Reorganization Plan.

“Reorganized Company Shares” means the shares of common stock to be issued by the Reorganized Company, having the material terms set forth in the Restated Certificate of Incorporation.

“Restated Certificate of Incorporation” means the restated certificate of incorporation to be adopted by the Company and filed with the Secretary of State of the State of Delaware on the Effective Date or as soon as practicable thereafter, in the form of Exhibit B to this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Secured Credit Facilities” means the Company’s secured credit facilities, including (a) that certain Amended and Restated Credit Agreement, dated September 21, 2006, among the Company, CoBank, ACB, and others, as amended, (b) that certain Fourth Amended and Restated Secured Credit Agreement, dated February 8, 2007, among the Company, To-Ricos, Ltd., the Bank of Montreal, and others, as amended and (c) the Post-Petition Credit Agreement.

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Stockholders” means the stockholders of the Company on or prior to the Closing Date.

“Stockholders Agreement” means the Stockholders Agreement between the Reorganized Company and the Purchaser in the form of Exhibit A.

“Subsequent SEC Filings” means, collectively, all subsequent filings made after the date of this Agreement amending or superseding any Company SEC Documents (including any statements or schedules therein) and any forms, reports, schedules, statements, registration statements, proxy statements, or other documents (including, in each case, exhibits, schedules, amendments or supplements thereto, and any other information incorporated by reference therein) filed with the SEC after the date of this Agreement.

“Subsidiaries” means any subsidiary of the Company and any and all entities listed on Section 3.02 of the Disclosure Schedule.

“Superior Proposal” means a bona fide written Acquisition Proposal for 51% or more of the equity or assets of the Company and with a Deemed Value in excess of $800,000,000 that the Board of Directors of the Company determines (after consultation with its legal, financial and other advisors) in good faith (a) is reasonably likely to be consummated, taking into account all factors deemed relevant by the Board of Directors of the Company (including all legal, financial and regulatory aspects of the proposal and the Person making the Acquisition Proposal), (b) if consummated would, taking into account all factors deemed relevant by the Board of Directors of the Company (including the amounts that would be owed to the Purchaser pursuant to Section 9.02(b), Section 9.02(c), the likelihood that such Acquisition Proposal would be consummated in a timely manner, the costs reasonably likely to be incurred in connection with any negotiation of an Acquisition Proposal, the type and quality of the consideration to be received by the Company and its bankruptcy estate and the existence of any condition that the purported counterparty obtain financing in order to consummate the Acquisition Proposal), result in a transaction more favorable in the aggregate to the Company and its bankruptcy estate than the Transactions, and (c) provide a Deemed Value in the aggregate that exceeds the Deemed Value of this Agreement and the Transactions by at least $10,000,000.

“Tangible Personal Property” means machinery, equipment, tools, supplies, furniture, fixtures, personalty, vehicles, rolling stock and other tangible personal property.

“Taxes” means (a) any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Government Authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges and (b) liability for the payment of any Tax (i) as a result of being a member of a consolidated, combined, unitary or affiliated group that includes any other Person, (ii) by reason of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person for Taxes, including a Tax sharing, Tax indemnity or similar agreement, or (iii) by reason of transferee or successor liability.

“Tax Returns” means any return, declaration, report, election, claim for refund or information return or other statement or form relating to, filed or required to be filed with respect to Taxes, including any schedule or attachment thereto or any amendment thereof.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

SECTION 1.02. Definitions. The following terms have the meanings set forth in the Sections listed below:

Definition	Location
“Affiliate Transaction”	3.21
“Assumption Schedule”	5.02(b)
“Business”	Recitals
“Closing”	2.03
“Closing Date”	2.03
“Company”	Preamble
“Company Confidentiality Agreement”	3.04
“Confidentiality Agreements”	4.02
“Contingent Worker”	3.19

“Covered Employees”	6.01(b)
“D&O Insurance”	5.03(c)
“Debtor”	Recitals
“ERISA”	3.18(a)
“Existing Shares”	2.01(b)
“Evaluation Material”	5.05
“Indemnified Parties”	5.03(a)
“Initial Termination Date”	9.01(g)
“Insider”	5.14(a)
“Insurance Policies”	3.23
“Matching Right”	5.09(d)
“Multiemployer Plan”	3.18(d)
“Multiple Employer Plan” “Non-U.S. Benefit Plan”	3.18(d) 3.18(h)
“Plan Sponsor Order”	5.08(a)
“Plans”	3.18(a)
“Purchaser”	Preamble
“Purchaser Confidentiality Agreement”	4.02
“Purchaser Shares”	Recitals
“Real Estate Disclosure Documentation”	3.14(c)
“Share Conversion Factor”	2.01(c)
“Stock Consideration”	2.01(b)
“Tail Policy”	5.03(c)
“Termination Date” “Termination Fee”	9.01(g) 9.02(b)

SECTION 1.03. Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(i) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(ii) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii) whenever the words “include”, “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(iv) the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(v) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(vi) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(vii) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

(viii) references to a Person are also to its successors and permitted assigns; and

(ix) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

PURCHASE AND SALE

SECTION 2.01. Transaction; Purchase Price. (a) Upon the terms and subject to the conditions of this Agreement, at the Closing, the Purchaser shall purchase from the Company, and the Company shall sell to the Purchaser, the Purchaser Shares in consideration for the Purchase Price and the representations, warranties and covenants contained herein.

(b) On and as of the Closing Date, pursuant to the Reorganization Plan, each share of common stock, par value $.01 per share, of the Company issued and outstanding immediately prior to Closing (other than any shares to be cancelled pursuant to Section 2.01(d)) (the “Existing Shares”) shall be cancelled and converted automatically into the right to receive a number of fully paid and nonassessable Reorganized Company Share(s) equal to the Share Conversion Factor (the total number of shares issuable pursuant to this Section 2.01(b), the “Stock Consideration”).

(c) For purposes of this Agreement, “Share Conversion Factor” means the number determined by application of the following formula:

SCF	=	(0.36 x NNS) / NES

where:

NNS	=	The number of shares necessary to cause SCF to be 1, or such other number of shares agreed in writing by the parties.

NES	=	The total number of Existing Shares

SCF	=	Share Conversion Factor

(d) Each share of common stock, par value $.01 per share, of the Company held in the treasury of the Company or any Subsidiary immediately prior to the Closing and each share of restricted stock of the Company as to which any conditions to vesting shall not have lapsed or shall not have been satisfied at or immediately prior to the Closing shall be canceled without any conversion thereof and no distribution shall be made with respect thereto.

SECTION 2.02. Exchange Procedures. The procedures pursuant to which holders of Existing Shares shall exchange certificates representing Existing Shares for Stock Consideration shall be set forth in the Disclosure Statement Order.

SECTION 2.03. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Purchaser Shares contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York at 10:00 A.M. New York time the first Monday next succeeding the fifth day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Article VIII (excluding conditions that, by their nature, cannot be satisfied until the Closing Date, but subject to the fulfillment or waiver of those conditions), but no earlier than the eleventh day following entry of the Confirmation Order, or at such other place or at such other time or on such other date as the Company and the Purchaser may mutually agree upon in writing; provided that the Closing shall be deemed to have occurred at 11:59 P.M. Central time on the Saturday immediately preceding the closing held in accordance herewith (the “Closing Date”).

SECTION 2.04. Closing Deliveries by the Company. At or prior to the Closing, the Company shall deliver or cause to be delivered to the Purchaser:

(a) stock certificates evidencing the Purchaser Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank, in form satisfactory to the Purchaser and with all required stock transfer tax stamps affixed;

(b) executed counterparts of each Ancillary Agreement to which the Company is a party;

(c) a true and complete copy, certified by the Secretary or an Assistant Secretary of the Company, of the resolutions duly and validly adopted by the Board of Directors of the Company evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Transactions;

(d) a certificate of the Secretary or an Assistant Secretary of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement and the Ancillary Agreements and the other documents to be delivered hereunder and thereunder;

(e) a certificate of a duly authorized officer of the Company certifying as to the matters set forth in Section 8.02(b); and

(f) a copy of the Confirmation Order and a copy of the docket sheet for the Bankruptcy Cases showing its entry.

SECTION 2.05. Closing Deliveries by the Purchaser. At or prior to the Closing, the Purchaser shall deliver to the Company:

(a) the Purchase Price by wire transfer in immediately available funds to the Purchase Price Bank Account;

(b) executed counterparts of each Ancillary Agreement to which the Purchaser is a party;

(c) a true and complete copy, certified by the Secretary or an Assistant Secretary of the Purchaser, of the resolutions duly and validly adopted by the Board of Directors of the Purchaser evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which the Purchaser is a party and the consummation of the Transactions;

(d) a certificate of the Secretary or an Assistant Secretary of the Purchaser certifying the names and signatures of the officers of the Purchaser authorized to sign this Agreement and the Ancillary Agreements and the other documents to be delivered hereunder and thereunder; and

(e) a certificate of a duly authorized officer of the Purchaser certifying as to the matters set forth in Section 8.01(a).

SECTION 2.06. Certificate of Incorporation and Bylaws. At the Closing,

(a) the certificate of incorporation of the Company shall be amended so as to read in its entirety as set forth on Exhibit B and, as so amended, shall be the Restated Certificate of Incorporation of the Reorganized Company; and

(b) the bylaws of the Company shall be amended so as to read in their entirety as set forth in Exhibit C and, as so amended, shall be the Bylaws of the Reorganized Company.

SECTION 2.07. Directors and Officers. As of the Closing, the officers of the Company shall be the officers of the Reorganized Company. No later than the day after the Confirmation Date, the Purchaser shall deliver to the Company a list of the directors of the Reorganized Company, who shall be the directors of the Reorganized Company immediately following the Closing; provided that the Company shall not have objected in writing to any one or more individuals appearing on such list within five days of the Company’s receipt thereof, in which case the directors of the Reorganized Company shall be as agreed to by the parties hereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY

Except as set forth in the Disclosure Schedule (which Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections of this Article III, and any information disclosed in any such section of the Disclosure Schedule shall be deemed to be disclosed only for purposes of the corresponding section of this Article III, unless it is reasonably apparent that the disclosure contained in such section of the Disclosure Schedule contains enough information regarding the subject matter of other representations and warranties contained in this Article III as to qualify or otherwise apply to such other representations and warranties, in which case the information disclosed shall also be deemed to be disclosed for purposes of such other representations and warranties) or as disclosed in Company SEC Documents prior to the date of this Agreement, the Company hereby represents and warrants to the Purchaser as follows:

SECTION 3.01. Organization, Authority and Qualification of the Company. (a) Except as a result of the commencement of the Bankruptcy Cases, the Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and, subject to the entry of the Confirmation Order, has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder, and to consummate the Transactions. The Company has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as it is currently conducted. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its respective business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing: (a) has resulted from the commencement or continuance of the Bankruptcy Cases; or (b) would not reasonably be expected to have a Material Adverse Effect. Subject to the entry of the Confirmation Order, the execution and delivery of this Agreement and the Ancillary Agreements by the Company, the performance by the Company of its obligations hereunder and thereunder, and the consummation by the Company of the Transactions have been duly authorized by all requisite corporate action on the part of the Company and its stockholders, and no other corporate action or proceeding on the part of the Company is necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements, or the consummation of the Transactions. This Agreement has been, and upon their execution, the Ancillary Agreements shall have been, duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the Purchaser), subject to the entry of the Confirmation Order, this Agreement constitutes, and, upon their execution, the Ancillary Agreements shall constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the Enforceability Exceptions.

(b) The minute books of the Company contain records, which are accurate in all material respects, of all meetings and all actions taken by the stockholders, Board of Directors and all committees of the Board of Directors of the Company. Complete and accurate copies of all such minute books have been provided or made available to the Purchaser.

SECTION 3.02. Subsidiaries. (a) Section 3.02(a) of the Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries, listing for each Subsidiary its name, type of entity, the jurisdiction of its incorporation or organization, its authorized capital stock, partnership capital or equivalent, the number and type of its issued and outstanding shares of capital stock, partnership interests or similar ownership interests and the current ownership of such shares, partnership interests or similar ownership interests.

(b) Other than the Subsidiaries and those entities set forth in Section 3.02(b) of the Disclosure Schedule, there are no other corporations, partnerships, joint ventures, associations or other entities in which the Company or any Subsidiary owns, of record or beneficially, any direct or indirect equity or other similar interest or any right (contingent or otherwise) to acquire the same that are material to the Business.

(c) Except as a result of the commencement of the Bankruptcy Cases, each Subsidiary that is a corporation: (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has all necessary corporate power and authority to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business as it is currently conducted by such Subsidiary and (iii) is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so organized, existing or in good standing or to have such power and authority or license or qualification (A) has resulted from the commencement or continuance of the Bankruptcy Cases, or (B) would not reasonably be expected to have a Material Adverse Effect. Except as a result of the commencement of the Bankruptcy Cases, each Subsidiary that is not a corporation: (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has all necessary entity power and authority to own, operate or lease the properties and assets owned, operated or leased by such Subsidiary and to carry on its business as it has been and is currently conducted by such Subsidiary and (iii) is duly licensed or qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except, in each case, to the extent that the failure to be so organized, existing or in good standing or to have such power and authority or license or qualification (A) has resulted from the commencement or continuance of the Bankruptcy Cases, or (B) would not reasonably be expected to have a Material Adverse Effect.

(d) Subject to the entry of the Confirmation Order, all corporate actions taken by each Subsidiary with respect to the Transactions have been duly authorized and no Subsidiary has taken any action with respect to the Transactions that in any respect conflicts with, constitutes a default under or results in a violation of any provision of its Certificate of Incorporation, Articles of Incorporation or Bylaws (or similar organizational documents). True and complete copies of the Certificate of Incorporation and Bylaws (or similar organizational documents), in each case as in effect on the date hereof, of each Subsidiary have been delivered or made available by the Company to the Purchaser.

(e) Except as would not reasonably be expected to have a Material Adverse Effect, the minute books of the Subsidiaries contain accurate records of all meetings and accurately reflect all actions taken by the stockholders, Board of Directors and all committees of the Board of Directors of the Company.

SECTION 3.03. Capitalization. (a) Upon the Closing, the Reorganized Company Shares will constitute all the issued and outstanding shares of capital stock of the Reorganized Company. Upon the Closing, the Reorganized Company Shares will be duly authorized and validly issued and will be fully paid and nonassessable and will not have been issued in violation of any preemptive rights. Upon the Closing, there will be no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the shares or obligating the Reorganized Company to issue or sell any shares, or any other interest, in the Reorganized Company. As of the Closing, there will be no outstanding contractual obligations of the Reorganized Company to repurchase, redeem or otherwise acquire any shares of common stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. As of the Closing, the Reorganized Company Shares will be owned of record and beneficially by the Purchaser and the Stockholders free and clear of all Encumbrances (other than Encumbrances arising under this Agreement, the Reorganized Company’s Certificate of Incorporation, the Reorganized Company’s Bylaws, the Stockholders Agreement and applicable federal and state securities Laws). Upon consummation of the Transactions and registration of the Purchaser Shares in the name of the Purchaser in the stock records of the Reorganized Company, the Purchaser, assuming it shall have purchased the Purchaser Shares for value in good faith and without notice of any adverse claim, will, together with the Stockholders, own all the issued and outstanding capital stock of the Reorganized Company free and clear of all Encumbrances (other than Encumbrances arising under this Agreement, the Reorganized Company’s Certificate of Incorporation, the Reorganized Company’s Bylaws, the Stockholders Agreement and applicable federal and state securities Laws). Upon consummation of the Transactions, the Purchaser Shares will be fully paid and nonassessable.

(b) Except as set forth in Section 3.03(b) of the Disclosure Schedule, all the outstanding shares of capital stock of each Subsidiary that is a corporation are validly issued, fully paid, nonassessable and except with respect to wholly-owned Subsidiaries, free of preemptive rights and are owned by the Company, whether directly or indirectly, free and clear of all Encumbrances. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of or any other interests in any Subsidiary. There are no outstanding contractual obligations of the Company or any Subsidiary to acquire any shares of common stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. Except as set forth in Section 3.03(b) of the Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares of capital stock of or any other interests in any Subsidiary.

SECTION 3.04. No Conflict. Subject to the entry of the Confirmation Order, and assuming that all consents, approvals, authorizations and other actions described in Section 3.05 have been obtained, all filings and notifications listed in Section 3.05 of the Disclosure Schedule have been made and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Transaction by the Company do not and will not, except as set forth in Section 3.04 of the Disclosure Schedule, (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation, articles of incorporation or bylaws (or similar organizational documents) of the Company or any Subsidiary, (b) conflict with or violate any Law or Governmental Order applicable to the Company or any Subsidiary or any of their respective assets, properties or businesses, or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance (other than Encumbrances arising under this Agreement and the Ancillary Agreements) on any of the Reorganized Company Shares or any of the Assets pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Company or any Subsidiary is a party or by which any of the Reorganized Company Shares or any of such assets or properties is bound or affected, except to the extent that any such rights and such Encumbrances are not enforceable due to operation of the Bankruptcy Code and, except in the case of clauses (b) and (c), as would not reasonably be expected to have a Material Adverse Effect. The Company has complied with all of its obligations under the confidentiality agreement between the Company and the Purchaser dated March 13, 2009 (the “Company Confidentiality Agreement”) at all times since its execution.

SECTION 3.05. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and each Ancillary Agreement by the Company do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority by the Company or any Subsidiary, except (a) the entry of the Confirmation Order, (b) as described in Section 3.05 of the Disclosure Schedule, (c) compliance with and filing under the pre-merger notification and waiting period requirements of the HSR Act, the Mexican Federal Law of Economic Competition, the Russian Federal Law on Competition Protection No. 135-FZ (July 2006), the Chinese Anti-Monopoly Law of 2008 and any compliance with, filings under or approval required under, the antitrust laws of any other relevant jurisdiction, (d) where failure to obtain such consent, approval, authorization, order or action, or to make such filing or notification, would not (i) reasonably be expected to have a Material Adverse Effect or (ii) prevent or materially delay the consummation by the Company of the Transactions or (e) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser or any of its Affiliates.

SECTION 3.06. SEC Filings; Financial Statements; Undisclosed Liabilities. (a) The Company has filed with the SEC all Company SEC Documents. Except to the extent amended or superseded by a subsequent filing with the SEC made prior to the date hereof, as of their respective dates (and if so amended or superseded, then on the date of such filing prior to the date hereof), the Company SEC Documents (i) did not, and in the case of Subsequent SEC Filings will not, contain any untrue statement of a material fact or omit, or in the case of Subsequent SEC Filings will not omit, to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (ii) complied, and in the case of Subsequent SEC Filings will comply, in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. None of the Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) Each of the financial statements contained or to be contained in the Company SEC Documents (including, in each case, any related notes and schedules) has (i) at the time at which they were prepared, been prepared from, and in accordance with, the books and records of the Company and the consolidated Subsidiaries, and (ii) been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) and fairly presents in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and the consolidated Subsidiaries as at the dates and for the periods covered thereby, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal year-end adjustments.

SECTION 3.07. Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions. Other than as a result of or in connection with the Bankruptcy Cases, since September 27, 2008, except as contemplated by this Agreement or as otherwise disclosed in the Company SEC Documents, the Business has been conducted in the ordinary course in all material respects. As amplification and not limitation of the foregoing, except as set forth in Section 3.07 of the Disclosure Schedule and except with respect to Sections 5.01(b)(i), (ii), (iii), (v), (ix), (x), (xi), (xiii), (xv) and (xviii), none of the Company or any Subsidiary has taken, since September 27, 2008, any action that, if taken after the date of this Agreement, would constitute a breach of any covenants set forth in Section 5.01(b).

SECTION 3.08. Litigation. Except for the Bankruptcy Cases, there is no Action by or against the Company or any Subsidiary or affecting any of the Assets or the Business pending before any Governmental Authority (or, to the Company’s knowledge, threatened to be brought by or before any Governmental Authority) that would reasonably be expected to have a Material Adverse Effect. Except for the Bankruptcy Cases, none of the Company, the Subsidiaries or any of their respective assets or properties, including the Assets, is subject to any Governmental Order (nor, to the Company’s knowledge, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which would reasonably be expected to have a Material Adverse Effect.

SECTION 3.09. Compliance with Laws. Except as would not reasonably be expected to have a Material Adverse Effect, (a) the Company and the Subsidiaries have each conducted and continue to conduct the Business in accordance with all Laws and Governmental Orders applicable to the Company or any Subsidiary or the Business, (b) neither the Company nor any Subsidiary is in violation of any such Law or Governmental Order, and (c) neither the Company nor any Subsidiary has received any written notice that any violation of any such Law or Governmental Order is being or could reasonably be expected to be alleged.

SECTION 3.10. Permits. Except as would not have a Material Adverse Effect, (a) the Company and the Subsidiaries have obtained and possess all Permits and have made all registrations or filings with or notices to any Governmental Authority necessary for the lawful conduct of the Business as presently conducted and operated or necessary for the lawful ownership of their properties and assets or the operation of the Business as presently conducted and operated; (b) each such Permit is valid and in full force and effect and the Company and the Subsidiaries are in material compliance with all such Permits and have made such Permits available to the Purchaser; (c) any applications for the renewal of any such Permit that are due prior to the Closing will be timely made or filed by the Company or the applicable Subsidiary prior to the Closing; (d) no proceeding to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permit is pending or threatened, and there is no valid basis for any such proceeding; and (e) no administrative or governmental action or proceeding has been taken in connection with the expiration, continuance or renewal of any such Permit, and there is no valid basis for any such proceeding.

SECTION 3.11. Environmental Matters. Except as set forth in a list that has been previously provided or made available by the Company to the Purchaser:

(a) Except as would not reasonably be expected to result in a Material Adverse Effect:

(i) The Company and each Subsidiary are in compliance, and for the past three years have been in compliance with, all applicable Environmental Laws and all Environmental Permits, and all past noncompliance with Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future obligation, cost or liability.

(ii) There has been no Release of any Hazardous Material on any of the Real Property in connection with the conduct of the Business by the Company or any Subsidiary or, to the Company’s knowledge, prior to the conduct of such Business, or, during the period of the Company’s or any Subsidiary’s ownership, lease, use or occupancy thereof, on any property formerly owned, leased, used or occupied by the Company or any Subsidiary, that can reasonably expected to give rise to any obligation to report or conduct any Remedial Action with respect to such Release pursuant to the requirements of any Environmental Law.

(iii) Neither the Company nor any Subsidiary is conducting, and none of them has undertaken or completed, any Remedial Action relating to any Release or threatened Release of any Hazardous Material at the Real Property or at any other site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law or Environmental Permit.

(iv) None of the Real Property is listed or, to the knowledge of the Company, is proposed for listing on the National Priorities List or CERCLIS or on any analogous federal, state or local list.

(v) There are no Environmental Claims pending or, to the Company’s knowledge, threatened against the Company, any Subsidiary or the Real Property, and to the Company’s knowledge, there are no environmental conditions that can reasonably be expected to form the basis of any such Environmental Claim, including with respect to any off site disposal location currently or formerly used by the Company or any Subsidiary or any of its predecessors or with respect to previously owned or operated facilities.

(b) The Company has provided or made available to the Purchaser copies of (i) any material environmental assessment or audit reports or other similar studies or analyses in its possession relating to the Business, the Real Property, the Company or any Subsidiary, and (ii) all insurance policies that may provide coverage to the Company or any Subsidiary or the Business for environmental matters.

(c) Neither the execution of this Agreement or the Ancillary Agreements nor the consummation of the Transactions will require any (i) Remedial Action by the Company or any Subsidiary or (ii) notice to or consent of Governmental Authorities or third parties pursuant to any applicable Environmental Law or Environmental Permit, except, in the case of this clause (ii), as would not reasonably be expected to have a Material Adverse Effect. Notwithstanding anything to the contrary herein, the Purchaser acknowledges that (A) the representations and warranties contained in this Section 3.11 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws or with respect to any environmental, health or safety matter, including natural resources, related in any way to the Business, including the Assets, or to this Agreement or its subject matter, and (B) no other representation contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.

SECTION 3.12. Material Contracts. (a) Except as would not reasonably be expected to have a Material Adverse Effect, each Material Contract (subject to the Enforceability Exceptions): (i) is valid and binding on the Company (or the applicable Subsidiary) and, to the knowledge of the Company, the counterparties thereto, and is in full force and effect; and (ii) upon consummation of the Transactions, except to the extent that any consents set forth in Section 3.05 of the Disclosure Schedule are not obtained, shall continue in full force and effect without penalty or other adverse consequence. The Company (or the applicable Subsidiary) and, to the Company’s knowledge, the counterparties thereto, are not in breach of, or default under, any Material Contract to which any of them is a party except for breaches or defaults that, upon entry of the Confirmation Order, would not reasonably be expected to preclude the consummation of the Transactions and that would be cured or rendered unenforceable in accordance with the Confirmation Order, except as would not reasonably be expected to have a Material Adverse Effect.

(b) There is no Contract granting any Person any preferential right to purchase any of the material Assets (other than in the ordinary course of business consistent with past practice) or any of the Reorganized Company Shares.

SECTION 3.13. Intellectual Property. (a) Except as would not reasonably be expected to have a Material Adverse Effect, the Company and the Subsidiaries have the necessary rights to use the Company Intellectual Property and Company IT Assets in connection with the operation of the Business, all of which rights shall survive materially unchanged upon the consummation of the Transactions. The Company Intellectual Property includes all Intellectual Property used or held for use in connection with the operation of the Business, and, to the knowledge of the Company or a Subsidiary, there are no other items of Intellectual Property that are material and necessary for the operation of the Business or for the continued operation of the Business immediately after the Closing in substantially the same manner as operated prior to the Closing, except for such items the lack of which would not reasonably be expected to have a Material Adverse Effect. The Company or a Subsidiary is the owner of all right, title and interest in and to each item of Owned Intellectual Property, free and clear of all exclusive licenses, non-exclusive licenses, and Encumbrances (other than Permitted Encumbrances) not granted in the ordinary course of business consistent with past practice, or any obligation to grant any of the foregoing, except as would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, the Company and each Subsidiary has an apparently valid license to use the Licensed Intellectual Property in connection with the operation of the Business, subject only to the terms of the Company IP Agreements.

(b) To the knowledge of the Company, except as would not reasonably be expected to have a Material Adverse Effect, the Owned Intellectual Property is (i) valid, subsisting and enforceable, and (ii) not subject to any outstanding order, judgment, injunction, decree, ruling or agreement (other than licenses granted in the ordinary course of business) adversely affecting the Company’s or any Subsidiary’s use thereof or rights thereto, or that impair the validity or enforceability thereof. The Registered Owned Intellectual Property that is material to the Business is currently in compliance in all material respects with any and all formal legal requirements necessary to record and perfect the Company’s and the Subsidiaries’ interest therein and the chain of title thereof.

(c) The Company, the Subsidiaries, the operation of the Business and the use of the Company Intellectual Property and Company IT Assets in connection therewith do not infringe or misappropriate the Intellectual Property rights of any other Person, except as would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company and the Subsidiaries, no Person is engaging in any activity that infringes or misappropriates any Owned Intellectual Property, except as would not reasonably be expected to have a Material Adverse Effect.

(d) To the knowledge of the Company, (i) the Company and the Subsidiaries have taken all reasonable measures to maintain the confidentiality and value of all material confidential information used or held for use in the operation of the Business; and (ii) no material confidential information, trade secrets or other material confidential Company Intellectual Property have been disclosed by the Company or any Subsidiary to or discovered by any Person except pursuant to appropriate non-disclosure agreements that (A) contain reasonable terms to obligate such Person to keep such confidential information, trade secrets or other confidential Company Intellectual Property confidential, and (B) (x) are valid, subsisting, in full force and effect and binding on the parties thereto and (y) with respect to which no party thereto is in material default thereunder and no condition exists that with notice or the lapse of time or both could constitute a material default thereunder.

(e) To the knowledge of the Company and the Subsidiaries, the Company IT Assets that are material to the Business are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the Business. To the knowledge of the Company and the Subsidiaries, the Company IT Assets are free from bugs or other defects, have not materially malfunctioned or failed within the past three years, in each case, except as would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company and the Subsidiaries, except as would not reasonably be expected to have a Material Adverse Effect, the Company and the Subsidiaries have implemented reasonable backup, security and disaster recovery measures and technology consistent with industry practices and no Person has gained unauthorized access to any Company IT Assets.

(f) Neither the negotiation, execution, delivery or performance of this Agreement or the Ancillary Agreements, nor the consummation of the Transactions, will result in (i) the grant or transfer to any third party of any license or other interest under, the abandonment, assignment to any third party or modification or loss of any rights with respect to, or the creation of any Encumbrance on, any Company Intellectual Property that are material to the Business, or (ii) Purchaser or any of its Affiliates, or the Company or any Subsidiary, being (A) bound by or subject to any non-compete or licensing obligation, covenant not to sue, or other restriction on or modification of the current or contemplated operation or scope of its business, which such party was not bound by or subject to prior to the Closing, or (B) obligated to (1) pay any royalties, honoraria, fees or other payments to any Person in excess of those payable by such party prior to the Closing, or (2) provide or offer any discounts or other reduced payment obligations to any Person in excess of those provided to such Person prior to the Closing, in each case arising from or relating to any Company Contract that is material to the Business.

SECTION 3.14. Real Property. (a) Each parcel of Owned Real Property or Leased Real Property that, in each case, is material to the Business, is owned or leased free and clear of all Encumbrances, other than Permitted Encumbrances.

(b) Section 3.14(b) of the Disclosure Schedule lists: (i) the street address of each parcel of Owned Real Property, (ii) the current owner of each parcel of Owned Real Property, and (iii) the current use of each parcel of Owned Real Property, in each case, that is material to the Business.

(c) Except as would not reasonably be expected to have a Material Adverse Effect, there is no violation of any Law (including any building, planning or zoning law) with respect to the Real Property. The Company has made available to the Purchaser true, legible and complete copies of, to the extent each is in the Company’s possession or otherwise reasonably available to the Company, (i) each deed for each parcel of material Owned Real Property, (ii) each lease (including all amendments, modifications, supplements, exhibits, schedules, addenda and restatements thereto and thereof and all extensions, first refusals and first offers and evidence of commencement dates and expiration dates thereof) for each parcel of Leased Real Property, and (iii) all existing title insurance policies, title reports, surveys, certificates of occupancy, environmental reports and audits, appraisals, permits, other Encumbrances, title documents and other documents relating to or otherwise affecting the Real Property, the operations of the Company or any Subsidiary thereon or any other uses thereof (collectively, the

“Real Estate Disclosure Documentation”). Except as may be set forth in the Real Estate Disclosure Documentation or as would not reasonably be expected to have a Material Adverse Effect, either the Company or a Subsidiary, as the case may be, is in peaceful and undisturbed possession of each parcel of Real Property, and there are no contractual or legal restrictions that preclude or restrict the ability to use the Real Property for the purposes for which it is currently being used. All existing water, sewer, steam, gas, electricity, telephone, cable, fiber optic cable, Internet access and other utilities required for the construction, use, occupancy, operation and maintenance of the Real Property are adequate for the conduct of the Business as it has been and currently is conducted except to the extent that any of the foregoing would not reasonably be expected to have a Material Adverse Effect. There are no material latent defects or material adverse physical conditions affecting the Real Property or any of the facilities, buildings, structures, erections, improvements, fixtures, fixed assets and personalty of a permanent nature annexed, affixed or attached to, located on or forming part of the Real Property, except such defects or conditions that would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary has leased, as landlord or sublandlord, any parcel or any portion of any parcel of Real Property to any other Person, and no other Person has any rights to the use, occupancy or enjoyment thereof pursuant to any lease, license, occupancy or other agreement, nor has the Company or any Subsidiary assigned its interest under any material lease listed in Section 3.14(b) of the Disclosure Schedule to any third party, except as may be set forth in the Real Estate Disclosure Documentation or as would not be material to the Business.

(d) Section 3.14(d) of the Disclosure Schedule sets forth a true and complete list of all material leases relating to the Real Property (including the street address of the Real Property and, the identity of the lessor, lessee and current occupant (if different from lessee) of the Real Property). As of the date hereof, with respect to each of such leases, neither the Company nor any Subsidiary has exercised or given any written notice of exercise of, nor to the Company’s knowledge has any lessor or landlord exercised or received any notice of exercise by a lessor or landlord of, any option, right of first offer or right of first refusal contained in any such lease or sublease, including any such option or right pertaining to purchase, expansion, renewal, extension or relocation.

(e) As of the date hereof, there are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the knowledge of the Company, threatened against the Real Property, except, in either case, as would not reasonably be expected to have a Material Adverse Effect.

(f) To the Company’s knowledge, there are no facts that would prevent the Real Property from being occupied by the Company or any Subsidiary, as the case may be, after the Closing in the same manner as occupied by the Company or such Subsidiary immediately prior to the Closing.

(g) Except as may otherwise be set forth in the Real Estate Disclosure Documentation, all improvements on the Real Property constructed by or on behalf of the Company or any Subsidiary or, to the knowledge of the Company, constructed by or on behalf of any other Person, were constructed in compliance with all applicable Laws (including any building, planning or zoning Laws) affecting such Real Property, except as would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.15. Assets. Except as would not reasonably be expected to have a Material Adverse Effect, the Company or a Subsidiary, as the case may be, has sufficient title to (or, in the case of leased Assets, sufficient leasehold interests in) all the properties and assets, including the Company Intellectual Property, the Company IT Assets, the Company IP Agreements, the Real Property and the Tangible Personal Property, that are used to conduct the Business, and, with respect to contract rights, is a party to and enjoys the right to the benefits of all Material Contracts used by the Company or any Subsidiary or in the conduct of the Business, all of which properties, assets and rights constitute Assets. All the material Assets are free and clear of all Encumbrances, except Permitted Encumbrances.

SECTION 3.16. Customers. The Company has provided or made available to the Purchaser a list of the names and addresses of each of the ten most significant customers (by revenue) of the Business for the twelve-month period ended July 25, 2009 and the amount for which each such customer was invoiced during such period. As of the date hereof, neither the Company nor any Subsidiary has received any notice or has any knowledge that any such significant customer of the Business has ceased, or will cease, to use the products, equipment, goods or services of the Business, or has substantially reduced, or will substantially reduce, the use of such products, equipment, goods or services at any time.

SECTION 3.17. Suppliers. The Company has provided or made available to the Purchaser a list of the names and addresses of each of the ten most significant suppliers of raw materials, supplies, merchandise, livestock and other goods for the Business for the twelve-month period ended July 25, 2009 and the amount for which each such supplier invoiced the Company or any of the Subsidiaries during such period. As of the date hereof, neither the Company nor any Subsidiary has received any notice or has any knowledge that any such significant supplier will not sell raw materials, supplies, merchandise, livestock and other goods to the Company or any Subsidiary at any time after the Closing on terms and conditions substantially similar to those used in its current sales to the Business, subject only to general and customary price increases.

SECTION 3.18. Employee Benefit Matters. (a) Plans and Documents. The Company has provided or made available to the Purchaser a list of (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”)) and all material bonus, stock option, stock purchase, restricted stock, incentive, retention, change of control, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, vacation, paid time-off or other material benefit plans, programs, policies or arrangements and all material employment, termination, severance or other contracts or agreements, to which the Company or any Subsidiary is a party and with respect to which the Company or any Subsidiary has any obligation, or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer, independent contractor, consultant or director of the Company or any Subsidiary, (ii) each employee benefit plan for which the Company or any Subsidiary could incur any material liability under Section 4069 or 4212(c) of ERISA, and (iii) any other material contracts, arrangements or understandings between the Company or any of its Subsidiaries and any current or former employee, officer, independent contractor, consultant or director of the Company or of any Subsidiary, including any contracts, arrangements or understandings relating to the sale of the Company (collectively, the “Plans”). The Company has furnished or made available to the Purchaser a complete and accurate copy of each written Plan and a complete and accurate copy of each material document prepared in connection with each such Plan, including a copy of (if applicable) (A) each trust or other funding arrangement, (B) each summary plan description and summary of material modifications, (C) the three most recently filed IRS Form 5500, (D) the most recently received IRS determination letter for each such Plan and (E) the most recently prepared actuarial report and financial statement in connection with each such Plan. Neither the Company nor any Subsidiary has any express or implied commitment (I) to create, incur material liability with respect to, or cause to exist, any other employee benefit plan, program or arrangement, (II) to enter into any contract or agreement to provide material compensation or benefits to any individual or (III) to modify, change or terminate any material Plan, other than with respect to a modification, change or termination required by ERISA and the Code.

(b) Compliance with Applicable Law. Each Plan is now and has been operated in all material respects in accordance with its terms and the requirements of applicable Law, including ERISA and the Code, and, to the knowledge of the Company, all Plan “fiduciaries” (within the meaning of Section 3(21) of ERISA) for each Plan that is subject to ERISA have acted in accordance with the provisions of applicable Law, including ERISA and the Code. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course), and, to the knowledge of the Company, no fact or event exists that could give rise to any such Action which would reasonably be expected to have a Material Adverse Effect.

(c) Qualification of Certain Plans. Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received, with respect to the cycle applicable to such Plan pursuant to Revenue Procedure 2005-66, a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available, that the Plan is so qualified, and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt. To the Company’s knowledge, as of the date hereof, no circumstance and no fact or event exists that could reasonably be expected to materially and adversely affect the qualified or tax exempt status of any Plan or that could reasonably be expected to result in the revocation of a trust’s exemption from United States federal income taxation. Each trust maintained or contributed to by the Company or any Subsidiary that is intended to be qualified as a voluntary employees’ beneficiary association and that is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code has received a favorable determination letter from the IRS that it is so qualified and so exempt, and, to the Company’s knowledge, as of the date hereof, no fact, event or circumstance has occurred since the date of such determination letter by the IRS which could reasonably be expected to materially and adversely affect such qualified or exempt status.

(d) Absence of Certain Types of Plans. At no time has the Company or any ERISA Affiliate maintained, established, sponsored, participated in or contributed to any multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). None of

the Plans provide for or promise medical, disability or life insurance coverage to any current or former employee, officer or director of the Company or any Subsidiary following retirement or other termination of services (other than coverage mandated by applicable Law).

(e) Absence of Certain Liabilities and Events. There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) other than a transaction that is subject to a statutory, class or individual exemption with respect to any Plan. Except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any Subsidiary has incurred any liability for any penalty or tax arising under Section 4971, 4972, 4979, 4980, 4980B, 4980D, 4980E, 4980F, 4980G or 6652 of the Code or any liability under Section 502 of ERISA. Except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its ERISA Affiliates has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan. No complete or partial termination has occurred within the five years preceding the date hereof with respect to any Plan that is a pension plan qualified under Section 401(a) of the Code and subject to ERISA (except that any such representation as to any Multiemployer Plan is made only to the knowledge of the Company). No reportable event (within the meaning of Section 4043 of ERISA) for which the reportable event has not been waived has occurred within the past five years or, to the knowledge of the Company, is reasonably expected to occur with respect to any Plan subject to Title IV of ERISA. None of the assets of the Company or any of its ERISA Affiliates is the subject of any lien arising under Section 303(k) of ERISA or Section 430(k) of the Code, and, to the knowledge of the Company, no fact or event exists which could reasonably be expected to give rise to any such lien. None of the Plans is subject to the limitations on Plan benefits or benefit accruals set forth in Section 436 of the Code, and, to the knowledge of the Company, no facts exist which could reasonably be expected to result in the imposition of such limitations in the current Plan year. No written or oral communication has been received during the past three years from the Pension Benefit Guaranty Corporation in respect of any Plan subject to Title IV of ERISA concerning the funded status of any such plan or in connection with the transactions contemplated by this Agreement.

(f) Plan Contributions and Funding. Except as set forth in a list that has been previously provided or made available by the Company to the Purchaser, each Plan, other than a Multiemployer Plan, subject to Title IV of ERISA has satisfied the minimum funding standard in Section 412 of the Code and Section 302 of ERISA, and no such Plan has requested a waiver of the minimum funding standards under Section 412(c) of the Code or Section 302(c) of ERISA. No such Plan is in “at risk” status within the meaning of Section 430(i) of the Code or Section 303 of ERISA and there has been no material increase in benefit liabilities under any such Plan since the last day of the most recent plan year.

(g) Acceleration and Vesting. Except as set forth in a list that has been previously provided or made available by the Company to the Purchaser, neither the execution of this Agreement nor the consummation of the Transactions will (either alone or in connection with the termination of employment or service of any officer, employee, director, independent contractor or consultant following, or in connection with the Transactions) (i) entitle any current or former employee, independent contractor or consultant of the Company or any Subsidiary to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement or (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any of the Plans. Except as set forth in a list that has been previously provided or made available by the Company to the Purchaser, none of the Plans in effect immediately prior to the Closing would result separately or in the aggregate (including, without limitation, as a result of this Agreement or the Transactions) in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(h) Non-U.S. Benefit Plans. With respect to each Plan that is not subject to United States Law (a “Non-U.S. Benefit Plan”):

(i) all employer and employee contributions to each Non-U.S. Benefit Plan required by Law or by the terms of such Non-U.S. Benefit Plan have been made or, if applicable, accrued in accordance with normal accounting practices;

(ii) the fair market value of the assets of each funded Non-U.S. Benefit Plan, the liability of each insurer for any Non-U.S. Benefit Plan funded through insurance or the book reserve established for any Non-U.S. Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Non-U.S. Benefit Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and

(iii) each Non-U.S. Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

SECTION 3.19. Labor Matters. (a) Neither the Company nor any Subsidiary is a party to any collective bargaining agreement, collective agreement, trade union, works council agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, and, to the Company’s knowledge, there are no formal organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which would reasonably be expected to affect the Company or any Subsidiary; (b) except as would not reasonably be expected to have a Material Adverse Effect, there are no material controversies, strikes, slowdowns or work stoppages pending or threatened between the Company or any Subsidiary and any of their respective employees, and neither the Company nor any Subsidiary has experienced any such controversy, strike, slowdown or work stoppage within the past five years; (c) except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any Subsidiary has breached or otherwise failed to comply in any material respect with the provisions of any collective bargaining or union contract, and there are no grievances outstanding or threatened against the Company or any Subsidiary under any such agreement or contract; (d) except as would not reasonably be expected to have a Material Adverse Effect, there are no unfair labor practice complaints pending or, to the Company’s knowledge, threatened against the Company or any Subsidiary before the National Labor

Relations Board or any other Governmental Authority, or any current union representation questions involving employees of the Company or any Subsidiary; (e) except as would not reasonably be expected to have a Material Adverse Effect, the Company and each Subsidiary are currently in compliance in all material respects with all Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes; (f) except as would not reasonably be expected to have a Material Adverse Effect, there is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which has been asserted or is now pending before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Subsidiary has employed or currently employs any Person; (g) except as would not reasonably be expected to have a Material Adverse Effect, the Company has no material Liability with respect to any misclassification of any person as an independent contractor, temporary employee, lease employee or any other servant or agent compensated other than through reportable wages (as an employee) paid by the Company (each a “Contingent Worker”) and no Contingent Worker has been improperly excluded from any Plan and the Company does not employ or engage any volunteer workers, paid or unpaid interns or any other unpaid workers; and (h) the consent of, consultation of or the rendering of formal advice by any labor or trade union, works council or any other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated by this Agreement.

SECTION 3.20. Critical Employees. The Company has provided or made available a list of the name, place of employment, title, the current annual salary rate, bonuses, deferred or contingent compensation, change in control, retention and other like benefits paid or payable (in cash or otherwise) in 2009 of each current salaried employee, officer or director of the Company or any Subsidiary whose annual compensation is expected to exceed $100,000 in 2009 as of the date hereof.

SECTION 3.21. Certain Interests. All transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and the Company’s Affiliates (other than Subsidiaries of the Company) or other Persons, on the other hand (an “Affiliate Transaction”), that were required to be disclosed in the Company SEC Documents in accordance with Item 404 of Regulation S-K under the Securities Act have been so disclosed. Since September 27, 2008 and through the date hereof, there have been no Affiliate Transactions that are required to be disclosed under the Exchange Act pursuant to Item 404 of Regulation S-K under the Securities Act which have not already been disclosed in the Company SEC Documents.

SECTION 3.22. Taxes. (a) (i) All Tax Returns required to be filed by or with respect to the Company and each Subsidiary (including any consolidated federal income Tax Return of the Company and any state, local, foreign or other Tax Return that includes the Company or any Subsidiary on a consolidated, combined or unitary basis) have been timely filed; (ii) all Taxes required to be shown on such Tax Returns or otherwise due in respect of the Company or any Subsidiary have been timely paid; (iii) all such Tax Returns are true, correct and complete in all material respects; (iv) no adjustment relating to such Tax Returns has been proposed formally or informally by any Governmental Authority and, to the Company’s

knowledge, no basis exists for any such adjustment; (v) there are no pending or, to the Company’s knowledge, threatened Actions for the assessment or collection of Taxes against the Company or any Subsidiary or (insofar as either relates to the activities or income of the Company or any Subsidiary or could result in liability of the Company or any Subsidiary on the basis of joint and/or several liability) any Person that was included in the filing of a Tax Return with the Company on a consolidated, combined or unitary basis; (vi) all sales and license transactions between the Company and any Subsidiary and between any of the Subsidiaries, have been conducted on an arm’s length basis; (vii) there are no Tax liens on any assets of the Company or any Subsidiary (other than Permitted Encumbrances); (viii) neither the Company nor any Affiliate is a party to any agreement or arrangement that would result, separately or in the aggregate, in the actual or deemed payment by the Company or a Subsidiary of any “excess parachute payments” within the meaning of Section 280G of the Code (without regard to Section 280G(b)(4) of the Code); (ix) no acceleration of the vesting schedule for any property that is substantially unvested within the meaning of the regulations under Section 83 of the Code will occur in connection with the transactions contemplated by this Agreement; (x) the Company and each Subsidiary formed under the Laws of one of the States of the United States or the District of Columbia have been at all times and continue to be members of the affiliated group (within the meaning of Section 1504(a)(1) of the Code) for which the Company files a consolidated Tax Return as the common parent, and has not been includible in any other consolidated Tax Return for any taxable period for which the statute of limitations has not expired; (xi) the Company and the Subsidiaries have each properly and timely withheld, collected and deposited all Taxes that are required to be withheld, collected and deposited under applicable Law; (xii) neither the Company nor any Subsidiary is doing business in or engaged in a trade or business in any jurisdiction outside of the United States in which it has not filed all required Tax Returns, and no notice or inquiry has been received from any jurisdiction in which Tax Returns have not been filed by the Company or any Subsidiary to the effect that the filing of Tax Returns may be required; (xiii) neither the Company nor any Subsidiary is a member of any partnership or joint venture that is material to the Business or a holder of any beneficial interest in any trust (as defined for U.S. federal income tax purposes); (xiv) the financial statements of the Company contain reserves determined in accordance with GAAP for all unpaid Taxes of the Company and its Subsidiaries through the periods covered thereby; and (xv) to the knowledge of the Company, neither the Company nor any Subsidiary is subject to any accumulated earnings tax, personal holding company Tax or similar Tax except, in the case of clauses (i), (ii), (iv), (v), (vi), (vii), (viii), (ix), (xi) and (xii) of this Section 3.22(a), as would not reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth with reasonable specificity in Section 3.22(b) of the Disclosure Schedule: (i) there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any material Tax to which the Company or any Subsidiary may be subject; (ii) there are no requests for information currently outstanding that could materially affect the Taxes of the Company or any Subsidiary; (iii) there are no proposed reassessments of any property owned by the Company or any Subsidiary or other proposals that could reasonably be expected to increase the amount of any property Tax to which the Company or any Subsidiary or other proposals that could reasonably be expected to increase the amount of any property Tax to which the Company or any Subsidiary would be subject; (iv) neither the Company nor any Subsidiary has participated in or cooperated with an international boycott within the meaning of section 999 of the Code; and (v) neither the Company nor any Subsidiary has any material deferred gain or loss arising out of any deferred intercompany transaction.

(c) (i) The Company has delivered or made available to the Purchaser correct and complete copies of all federal, state and foreign income, franchise and similar material Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any Subsidiary since December 31, 2005; and (ii) the Company has delivered or made available to the Purchaser a true and complete copy of any tax sharing or allocation agreement or arrangement involving the Company or any Subsidiary.

SECTION 3.23. Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) each insurance policy under which the Company or any of its Subsidiaries is an insured or otherwise the principal beneficiary of coverage (collectively, the “Insurance Policies”) is in full force and effect, all premiums due thereon have been paid in full and the Company and its Subsidiaries are in compliance with the terms and conditions of such Insurance Policy, (b) neither the Company nor any of its Subsidiaries is in breach or default under any Insurance Policy, and (c) no event has occurred which, with notice or lapse of time, would constitute such breach or default, or permit termination or modification, under the Insurance Policy.

SECTION 3.24. Certain Business Practices. Except as would not reasonably be expected to have a Material Adverse Effect, none of the Company or any of the Subsidiaries or any of their respective directors or officers (in their capacity as directors or officers) has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the Business; (b) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority, in the United States or any other country, which is illegal under any Law of the United States or any other country having jurisdiction; or (c) made any payment to any customer or supplier of the Company or any Subsidiary or any officer, director, partner, employee or agent of any such customer or supplier for an unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, in respect of the Business.

SECTION 3.25. Brokers. Except for Lazard Frères & Co. LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company is solely responsible for the fees and expenses of Lazard Frères & Co. LLC.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE PURCHASER

As an inducement to the Company to enter into this Agreement, the Purchaser hereby represents and warrants to the Company as follows:

SECTION 4.01. Organization and Authority of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the Transactions have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been, and upon their execution the Ancillary Agreements to which the Purchaser is a party shall have been, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes, and upon their execution the Ancillary Agreements to which the Purchaser is a party shall constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms.

SECTION 4.02. No Conflict. Assuming compliance with the pre-merger notification and waiting period requirements of the HSR Act and the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.03, except as may result from any facts or circumstances relating solely to the Company, the execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party do not and will not (a) violate, conflict with or result in the breach of any provision of the Certificate of Incorporation or Bylaws of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser, or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party, which would materially and adversely affect the ability of the Purchaser to carry out its obligations under and to consummate the Transactions. The Purchaser has complied with all of its obligations under the confidentiality agreement between the Purchaser and the Company dated March 13, 2009 (the “Purchaser Confidentiality Agreement” and, together with the Company Confidentiality Agreement, the “Confidentiality Agreements”) at all times since its execution.

SECTION 4.03. Governmental Consents and Approvals. The execution, delivery and performance by the Purchaser of this Agreement and each Ancillary Agreement to which the Purchaser is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to any Governmental Authority by the Purchaser or any of its subsidiaries, except (a) the entry of the Confirmation Order, (b) as described in a writing given to the Company by the Purchaser on the date of this Agreement, (c) compliance with and filing under the pre-merger notification and waiting period requirements of the HSR Act, the Mexican Federal Law of Economic Competition, the Russian Federal Law on Competition Protection No. 135-FZ (July 2006), the Chinese Anti-Monopoly Law of 2008 and any compliance with, filings under or approval required under, the antitrust laws of any other relevant jurisdiction, or (d) where failure to obtain such consent, approval, authorization, order or action, or to make such filing or notification would not prevent or materially delay the consummation by the Purchaser of the Transactions.

SECTION 4.04. Investment Purpose. The Purchaser is acquiring the Purchaser Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable Laws, including United States federal securities laws. The Purchaser, either alone or together with its advisors, has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of their investment.

SECTION 4.05. Litigation. Other than (a) matters before the Bankruptcy Court involving the Company or (b) matters that will otherwise be resolved by the Confirmation Order, no Action by or against the Purchaser is pending or, to the knowledge of the Purchaser after due inquiry, threatened, which could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the Transactions.

SECTION 4.06. Brokers. Except for Rothschild Inc. and Rabo Securities USA, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Purchaser. The Purchaser shall be solely responsible for payment of the fees and expenses of Rothschild Inc. and Rabo Securities USA, Inc.

SECTION 4.07. Financing. The Purchaser has sufficient immediately available funds or has access to such funds without any restrictions or conditions on use thereon or access thereto and without the need to incur short-term Indebtedness to pay, in cash, the Purchase Price. Upon the consummation of the Transactions, (a) the Purchaser will not be insolvent, (b) the Purchaser will not be left with unreasonably small capital and (c) the Purchaser will not have incurred debts beyond its ability to pay such debts as they mature.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01. Conduct of Business Prior to the Closing. (a) The Company covenants and agrees that, except as described in Section 5.01(a) of the Disclosure Schedule, as required by Law or the Bankruptcy Court, as otherwise contemplated by this Agreement or the Reorganization Plan or as consented to in writing by the Purchaser (which consent shall not be unreasonably withheld), between the date hereof and the time of the Closing, the Company and each Subsidiary shall conduct itself in a reasonable manner consistent in nature, scope and magnitude with its past practice, and will only take actions usually taken in the ordinary course, taking into account the Bankruptcy Cases. Without limiting the generality of the foregoing, except as described in Section 5.01(a) of the Disclosure Schedule, as required by Law or the Bankruptcy Court, as otherwise contemplated by this Agreement or the Reorganization Plan or as consented to in writing by the Purchaser (which consent shall not be unreasonably withheld), the Company, shall and shall cause each Subsidiary to (i) continue in all material respects their advertising and promotional activities, and pricing and purchasing policies, in accordance with past practice; (ii) not shorten or lengthen in any material respect the customary payment cycles for any of their receivables; (iii) use their commercially reasonable efforts to (A) preserve intact their business organizations and the business organization of the Business, (B) keep available to the Purchaser the services of key employees of the Company and each Subsidiary, (C) continue in full force and effect without material modification all existing material Insurance Policies currently maintained in respect of the Company, each Subsidiary and the Business, and (D) preserve their current relationships with their customers, suppliers and other Persons, in each case, with which they have had significant business relationships; (iv) exercise, but only after notice to the Purchaser and receipt of the Purchaser’s prior written approval, any rights of renewal pursuant to the terms of any of the material leases or subleases which by their terms would otherwise expire; and (v) not engage in or seek Bankruptcy Court approval of any practice, take any action, fail to take any action or enter into any transaction which could reasonably be expected to cause any representation or warranty of the Company to be untrue, except where the failure of such representation or warranty to be true, individually or in the aggregate, would not have a Material Adverse Effect or result in a breach, in any material respect, of any covenant made by the Company in this Agreement.

(b) By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement, any Ancillary Agreement or the Reorganization Plan, or as described in Section 5.01(b) of the Disclosure Schedule, the Company covenants and agrees that, between the date hereof and the Closing, without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld), neither the Company nor any Subsidiary will do any of the following:

(i) make any new commitments for any capital expenditures in excess of $5,000,000 individually;

(ii) other than in the ordinary course of business and other than with respect to Material Contracts relating to matters otherwise permitted under this Section 5.01(b), enter into any Material Contract that is material to the Business or amend or modify in any way that is materially adverse to the Company;

(iii) make or receive any payment in excess of $2,500,000 individually in connection with the settlement of any Action, including with respect to Taxes (other than interest or penalties imposed by the IRS or other state or local Governmental Authority that do not exceed 35% of $2,500,000);

(iv) sell, transfer, lease, sublease, license or otherwise dispose of any properties or assets, real, personal or mixed (including leasehold interests and intangible property) with a value in excess of $2,000,000 individually, other than the sale of Inventories in the ordinary course of business consistent with past practice;

(v) other than with respect to the Post-Petition Credit Agreement, the ING Credit Agreement or renewals, extensions or replacements of any letters of credit, incur any Indebtedness, or make any loan to, guarantee any Indebtedness of, or otherwise incur any Indebtedness on behalf of, any Person (other than an Affiliate);

(vi) issue or sell any capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of the Company or any Subsidiary (other than to the Company or another Subsidiary);

(vii) redeem any of the capital stock or declare, make or pay any dividends or distributions (whether in cash, securities or other property) to the holders of capital stock of the Company or any Subsidiary or otherwise, other than dividends, distributions and redemptions declared, made or paid by any Subsidiary solely to the Company or another Subsidiary;

(viii) merge with, enter into a consolidation with or acquire an interest of 5% or more in any Person or acquire a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquire any material assets, other than in the ordinary course of business consistent with past practice;

(ix) make any material change in the customary methods of operations of the Company or any Subsidiary, including practices and policies relating to manufacturing, growing, raising, slaughtering, purchasing, Inventories, marketing, selling and pricing;

(x) make, revoke or change any material Tax election or method of Tax accounting, file an amended material Tax Return or request or grant an extension of the statute of limitations for the assessment of any material Tax;

(xi) (A) except in the ordinary course of business or as would be required by applicable Law, increase in any material respect the compensation payable or to become payable or the benefits provided to current or former officers, employees, directors, independent contractors or consultants of the Company; (B) grant any retention, severance or termination pay to (unless the Company was contractually obligated to make such grant), or enter into any employment, bonus, consulting, change of control or severance agreement, in each case providing for material compensation and benefits, with any current or former officers, employees, directors, independent contractors or consultants of the Company; (C) except in the ordinary course of business consistent with past practice, loan or advance any money or other property to any officers, employees, directors, independent contractors or consultants of the Company; (D) grant any equity or equity-based awards (provided that equity awards may be transferred in accordance with the terms of the applicable plan document or agreement); or (E) establish, adopt, enter into, terminate or amend in any way that is materially adverse to the Company any Plan, or any plan or other arrangement that would be a Plan if it were in existence as of the date hereof;

(xii) (A) exercise discretion with respect to or otherwise voluntarily accelerate the lapse of restriction or vesting of any Company equity awards as a result of this Agreement, any other change of control of the Company or otherwise; or (B) exercise discretion with respect to or otherwise amend, modify or supplement the Employee Stock Purchase Plan;

(xiii) terminate, discontinue, close or dispose of any plant, facility or other business operation, or lay off any employees (other than layoffs of less than 100 employees in the ordinary course of business consistent with past practice) or implement any early retirement or separation program, or any program providing early retirement window benefits within the meaning of Section 1.401(a)(4)-3(f)(4)(ii) of the Regulations or announce or plan any such action or program for the future;

(xiv) hire employees in the position of Executive Vice President or above, or terminate the employment of employees in the position of Executive Vice President or above other than for “cause”;

(xv) fail to maintain the Company’s and each Subsidiary’s material plant, property and equipment in good repair and operating condition in all material respects, ordinary wear and tear excepted;

(xvi) amend or restate the Certificate of Incorporation, Articles of Incorporation or Bylaws (or other organizational documents) of the Company or any Subsidiary;

(xvii) (A) grant to any third party any license, or enter into any covenant not to sue, with respect to any material Company Intellectual Property or Company IT Asset, except in the ordinary course of business consistent with past practice or (B) develop, create or invent any material Intellectual Property jointly with any third party, except in the ordinary course of business consistent with past practice;

(xviii) permit or allow any of the material Assets to be subjected to any Encumbrance, other than Permitted Encumbrances and Encumbrances that will be released at or prior to the Closing;

(xix) except in the ordinary course of business consistent with past practice, discharge or otherwise obtain the release of any Encumbrance (other than Permitted Encumbrances) related to the Company or any Subsidiary or pay or otherwise discharge any Liability related to the Company or any Subsidiary, other than current liabilities reflected in the Company SEC Documents and current liabilities incurred in the ordinary course of business consistent with past practice since September 27, 2008 and other Liabilities approved to be paid pursuant to orders of the Bankruptcy Court entered prior to the date hereof;

(xx) write down or write up (or fail to write down or write up) the value of any Inventories or Receivables or revalued any of the Assets, in each case other than in the ordinary course of business consistent with past practice and in accordance with GAAP or other accounting requirements applicable to the Company or any Subsidiary;

(xxi) make any material change in any material method of accounting or accounting practice or policy used by the Company or any Subsidiary, other than such changes required by GAAP or other accounting requirements applicable to the Company or any of its Subsidiaries; or

(xxii) commit or agree to take, or seek Bankruptcy Court approval of, whether in writing or otherwise, any of the actions specified in this Section 5.01(b).

SECTION 5.02. Contracts. (a) Pursuant to the Reorganization Plan, all Contracts that are not listed as specifically assumed (either as a group or individually) shall be deemed rejected by the Debtors as of the Effective Date. As soon as practicable after the date hereof, the Company shall provide the Purchaser with a list of Contracts that have been specifically assumed or rejected in connection with the Bankruptcy Cases prior to the date hereof. The Purchaser acknowledges that any assumptions and rejections occurring prior to the date hereof, including any automatic rejections occurring as a result of the Bankruptcy Code, are final.

(b) In accordance with the Reorganization Plan, the Company shall prepare a schedule of all Assumption-Pending Pre-Petition Contracts (the “Assumption Schedule”) and such Contracts shall be assumed on the Effective Date pursuant to the Reorganization Plan. As soon as practicable after the entry of the order approving the Disclosure Statement, the Company shall provide the Purchaser with a draft Assumption Schedule. The Company shall consult and cooperate with the Purchaser, and consider in good faith the views of the Purchaser, with respect to the inclusion or exclusion of Contracts on the Assumption Schedule.

(c) At any time and from time to time after the date hereof, but in no event later than twenty-five Business Days prior to the Confirmation Hearing, the Purchaser may, by written notice to the Company, notify the Company that it wishes to include or exclude specific Contracts from the Assumption Schedule. The Company and the Purchaser shall use their respective commercially reasonable efforts to agree on the final list of Contracts included in the Assumption Schedule.

(d) To the extent any counterparty to an Assumption-Pending Pre-Petition Contract files an objection to the cure amounts thereof and the alleged cure costs exceed $300,000 for such Contract, the Company shall notify the Purchaser of such objection. Within five days of receipt of such notification, the Purchaser may, by written notice to the Company, elect to participate in the resolution of such objection and the Company and the Purchaser shall use their respective commercially reasonable efforts to resolve such objection, including filing or supporting any brief(s) filed or requested to be filed by the Company or the Purchaser in respect thereof.

SECTION 5.03. Indemnification; Directors’ and Officers’ Insurance. (a) For a period of six years after the Closing Date, the Purchaser shall cause the Reorganized Company to, and the Reorganized Company shall, indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law, the present and former directors and officers of the

Company and each Subsidiary (the “Indemnified Parties”) from and against all Liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative related to the fact that such person was a director or officer of the Company or any Subsidiary, arising out of or pertaining to matters existing or occurring at or prior to the Closing (including the Transactions), or taken by them at the request of the Company or any Subsidiary, whether asserted or claimed prior to, at or after Closing. Each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any Action from the Reorganized Company within ten Business Days of receipt by the Reorganized Company from the Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by applicable Law, to repay such advances if it is ultimately determined that such person is not entitled to indemnification. The Reorganized Company shall not settle, compromise or consent to the entry of any judgment in any proceeding or threatened Action (and in which indemnification could be sought by such Indemnified Party), unless such settlement, compromise or consent includes an unconditional release of an Indemnified Party from all Liability arising out of such Action or such Indemnified Party otherwise consents.

(b) For a period of six years following the Closing Date, the Purchaser and the Reorganized Company shall cause the Bylaws (or other similar organizational documents) of the Reorganized Company and each Subsidiary to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the Bylaws (or other similar organizational documents) of the Reorganized Company and each Subsidiary as of the Closing, and during such six year period, such provisions shall not be amended, repealed or otherwise modified in any respect, adverse to the Indemnified Parties, except as required by Law. All rights to exculpation and indemnification for acts or omissions in favor of the Indemnified Parties occurring prior to or at the Closing as provided in the Company’s Bylaws or in any agreement listed in the Disclosure Schedule shall be assumed by the Reorganized Company from and after the Closing and shall continue in full force and effect in accordance with their terms from the Closing until the sixth anniversary of the Closing Date.

(c) The Company may obtain as of the Closing “tail” insurance policies with a claims period of at least six years from the Closing Date with respect to the directors’ and officers’ liability insurance in amount and scope at least as favorable as the coverage applicable to the Company’s directors and officers as of the date hereof (the “Tail Policy”). If the Company does not obtain the Tail Policy prior to the Closing, for a period of six years from the Closing Date, the Purchaser shall cause to be maintained in effect policies of at least the same coverage as the policies of directors’ and officers’ liability insurance maintained by the Company or any Subsidiary as of the date hereof (the “D&O Insurance”) for the benefit of those persons who are covered by such policies on the Closing Date with respect to matters occurring at or prior to the Closing, to the extent that such liability insurance can be maintained at a cost to the Company not greater than 300% of the last annualized premium for the current directors’ and officers’ liability insurance; provided that, if such insurance cannot be so maintained or obtained at such cost, the Purchaser shall cause the Reorganized Company to maintain or obtain as much of such insurance as can be so maintained or obtained (not to exceed six years from the Closing Date) at a cost equal to 300% of the last annualized premium for such insurance.

(d) Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Closing Date) is made against any Indemnified Party, on or prior to the sixth anniversary of the Closing Date, the provisions of this Section 5.03 shall continue in effect until the final disposition of such Action.

(e) If the Reorganized Company or any of its successors or assigns (i) merges or consolidates with or into any other Person and shall not be the continuing or surviving Person of such transaction or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Reorganized Company shall assume all of the obligations of the Reorganized Company set forth in this Section 5.03.

(f) The obligations under this Section 5.03 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under the D&O Insurance or the Tail Policy (and their heirs and representatives)) without the prior written consent of such affected Indemnified Party or other person who is a beneficiary under the D&O Insurance or the Tail Policy (and their heirs and representatives). Each of the Indemnified Parties or other persons who are beneficiaries under the D&O Insurance or the Tail Policy (and their heirs and representatives) are intended to be third party beneficiaries of this Section 5.03, with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties (and other persons who are beneficiaries under the D&O Insurance or the Tail Policy (and their heirs and representatives)) under this Section 5.03 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate of incorporation, by-laws or other organizational documents, any and all indemnification agreements of or entered into by the Company or any Subsidiary, or applicable Law (whether at law or in equity).

SECTION 5.04. Access to Information. (a) From the date hereof until the Closing, upon reasonable notice, the Company shall cause its officers, directors, employees, agents, representatives, accountants and counsel, and shall cause the Subsidiaries and each of the Subsidiaries’ officers, directors, employees, agents, representatives, accountants and counsel to: (i) afford the officers, key employees, agents, accountants, counsel, financing sources and representatives of the Purchaser reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records of the Company and each Subsidiary and to those officers, directors, key employees, agents, accountants and counsel of the Company and of each Subsidiary who have any knowledge relating to the Company, any Subsidiary or the Business and (ii) furnish to the officers, employees, agents, accountants, counsel, financing sources and representatives of the Purchaser such additional financial and operating data and other information regarding the assets, properties, liabilities and goodwill of the Company, the Subsidiaries and the Business (or legible copies thereof) as the Purchaser may from time to time reasonably request; provided, however, that the Company may restrict the foregoing access and the disclosure of information to the extent that (A) in the reasonable judgment of the Company, any Law applicable to the Company requires the Company or any Subsidiary to restrict or prohibit access to any such properties or information, (B) in the reasonable judgment of the Company, the information is subject to confidentiality obligations to a third party, (C) such disclosure would result in disclosure of any trade secrets of third parties or (D) disclosure of any such information or document could result in the loss of attorney-client privilege; provided further that, without the Company’s prior written consent, no meetings and conversations with any officers, directors, agents, accountants or counsel of the Company or any Subsidiary shall take place without an officer or other designated representative of the Company being present and participating; provided, however, that with respect to clauses (A) through (D) of this Section 5.04(a), the Company shall use all reasonable efforts (without any obligation to make any payments) (x) to obtain the required consent of such third party to provide such access or disclosure or (y) to develop an alternative to providing such information so as to address such matters that is reasonably acceptable to the Purchaser and the Company.

(b) The Purchaser shall provide the Company with reasonable access to information regarding the Purchaser for inclusion in Company materials and filings relating to this Agreement or the Transactions (including the Disclosure Statement) if the Company requests such information and the inclusion of the requested Purchaser information is required to be included in such materials or filings by applicable Law or the Bankruptcy Code as required for the listing of the Reorganized Company Shares on a national securities exchange.

(c) In order to facilitate the resolution of any claims made against or incurred by the Company prior to the Closing, for a period of seven years after the Closing, the Purchaser shall retain the books and records relating to the Business, the Company and the Subsidiaries relating to periods prior to the Closing in a manner reasonably consistent with the prior practice of the Company and the Subsidiaries.

SECTION 5.05. Confidentiality. Each of the Purchaser and the Company acknowledges that the Evaluation Material provided to them and exchanged between them in connection with this Agreement and the consummation of the Transactions, including to the Purchaser under Section 5.04, is subject to the terms of the Confidentiality Agreements, the terms of each of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreements shall terminate. For purposes of this Section 5.05, the term “Evaluation Material” shall have the meaning ascribed to such term in each of the Confidentiality Agreements. Notwithstanding the foregoing, this Section 5.05 shall not in any way limit (a) the disclosure of information by the Purchaser, the Company or the Subsidiaries in connection with the administration of the Bankruptcy Cases, pursuant to any provision of the Bankruptcy Code or any Order of the Bankruptcy Court, or (b) any other action or disclosure permitted to be made by the Purchaser, the Company or the Subsidiaries pursuant to this Article V.

SECTION 5.06. Regulatory and Other Authorizations; Notices and Consents. (a) Each of the parties hereto shall use its reasonable best efforts to promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities that are necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals. Each party hereto agrees to make its filing pursuant to the HSR Act with respect to the Transactions within ten Business Days of the date hereof and to supply as promptly as practicable to the appropriate Governmental Authorities any information and documentary material that may be requested pursuant to the HSR Act. The Purchaser and the Company shall each pay their respective filing or other fees required to be paid by each of them in connection with all authorizations, consents, orders and approvals contemplated by this Section 5.06; provided, however, that the Purchaser shall pay all fees payable in connection with all filings under the HSR Act, the Mexican Federal Law of Economic Competition, the Russian Federal Law on Competition Protection No. 135-FZ (July 2006) and the Chinese Anti-Monopoly Law of 2008.

(b) Nothing contained in this Agreement shall give the Purchaser, directly or indirectly, the right to control or direct the operations of the Company or the Subsidiaries or shall give the Company, directly or indirectly, the right to control or direct the operations of the Purchaser or its subsidiaries prior to the Closing. Prior to the Closing, each of the Company and the Purchaser shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Affiliates’ respective operations.

(c) The Company shall, and shall cause the Subsidiaries to, give promptly such notices to third parties and use its reasonable efforts (without any obligation to make any payments) to obtain such third-party consents and estoppel certificates as the Purchaser may in its reasonable discretion deem necessary in connection with the Transactions.

(d) The Purchaser shall cooperate and use all reasonable efforts (without any obligation to make any payment) to assist the Company in giving such notices and obtaining such consents and estoppel certificates; provided, however, that the Purchaser shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which the Purchaser in its reasonable discretion may deem adverse to the interests of the Purchaser, the Company, any Subsidiary or the Business.

(e) If the Purchaser so requests, the Company shall use commercially reasonable efforts (without any obligation to make any payments or incur out-of-pocket expenses) to assist the Purchaser in the preparation of its registration statement on Form S-1 to be filed with the SEC in connection with the issuance of the Purchaser’s shares.

SECTION 5.07. Notice of Developments. Prior to the Closing, the Company shall promptly notify the Purchaser, and the Purchaser shall promptly notify the Company, in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant of such party contained in this Agreement or which could have the effect of making any representation or warranty of such party contained in this Agreement untrue or incorrect in any material respect. The Company agrees to hold weekly (or such other intervals as may be agreed to by the parties from time to time) conference calls with the Purchaser with one or more officers to discuss all other material developments affecting the assets, Liabilities, business, financial condition, operations, results of operations, customer or supplier relations, employee relations, projections or prospects of the Company or any Subsidiary.

SECTION 5.08. Bankruptcy Matters. (a) The Company shall file with the Bankruptcy Court, as soon as practicable following the execution of this Agreement but in no event later than five days following the date hereof, a motion and supporting papers seeking the entry of an order of the Bankruptcy Court that approves the Company’s obligations under Sections 5.01, 5.02, 5.08, 5.09, 9.02(b) and 9.02(c) (the “Plan Sponsor Order”). The Plan Sponsor Order shall be in form and substance reasonably satisfactory to the Purchaser.

(b) The Disclosure Statement, the Confirmation Order, and the Reorganization Plan shall be, insofar as such documents relate to or concern this Agreement, any of the Ancillary Agreements or the Transactions, in form and substance reasonably satisfactory to the Purchaser. The Company shall consult and cooperate with the Purchaser, and consider in good faith the views of the Purchaser, with respect to all such filings. Without the prior written consent of the Purchaser, the Company shall not seek to amend or modify any provision in the Plan Sponsor Order, the Disclosure Statement, the Reorganization Plan or the Confirmation Order to effect a change in the terms and conditions of the Transactions which would reasonably be expected to have a material adverse effect on the Purchaser or on the ability of the Company and Purchaser to consummate the Transactions except for actions taken consistent with this Agreement with respect to a Superior Proposal.

(c) The Company and the Purchaser shall use commercially reasonable efforts to cooperate, assist and consult with each other to secure the prompt entry of the Confirmation Order as soon as practicable following the date hereof, and to consummate the Transactions, and will furnish affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by the Purchaser and under this Agreement. In the event that any Governmental Orders relating to this Agreement shall be appealed by any Person (or a petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to any such Governmental Order) the Company and the Purchaser will cooperate in taking such steps to diligently defend against such appeal, petition or motion, and the Company and the Purchaser shall use their commercially reasonable efforts to obtain an expedited resolution of any such appeal, petition or motion. Nothing in this Section 5.08 shall be construed as altering the rights and obligations of the Company under Section 5.09.

SECTION 5.09. Non-Solicitation. (a) The Company agrees that between the date of this Agreement and the entry of the Plan Sponsor Order, neither it nor any of its Affiliates nor any of their respective directors or officers shall, and that it shall direct its and their respective key employees and representatives (including any investment banker, attorney or accountant retained by it or any of its Affiliates) not to, directly or indirectly, solicit any Acquisition Proposal; provided, however, that nothing shall prevent the Company or its Board of Directors from taking any of the following actions before the entry of the Plan Sponsor Order:

(i) complying with its obligations under Law with regard to an Acquisition Proposal;

(ii) or (A) engaging in any negotiations or discussions with, or providing any information or materials to, any Person who has made an unsolicited bona fide written Acquisition Proposal, (B) recommending an unsolicited Acquisition Proposal, or (C) after compliance with Section 5.09(d), approving or entering into an unsolicited Acquisition Proposal, if, prior to taking any of the actions in (A), (B) or (C), the Board of Directors of the Company determines in good faith (after consultation with its legal and financial advisors) that (1) such action would be reasonably likely to be required in order to comply with its fiduciary duties under applicable Law and (2) such Acquisition Proposal is a Superior Proposal or would be reasonably likely to lead to a Superior Proposal.

(b) The Company shall, within two Business Days of receipt by the Company of an Acquisition Proposal, provide the Purchaser with the material terms and conditions of any such Acquisition Proposal.

(c) In the event the Board of Directors of the Company determines, in accordance with paragraph (a) above, to take any affirmative action to approve, or authorize negotiations of, a definitive agreement in respect of an Acquisition Proposal, the Company shall provide notice of such determination to the Purchaser as soon as practicable.

(d) The Company agrees that between the date of this Agreement and the entry of the Plan Sponsor Order, the Purchaser shall have the right (a “Matching Right”), within ten days after the Purchaser receives a copy of the notice provided by the Company pursuant to Section 5.09(c), to deliver to the Company an unconditional written offer to improve the terms and conditions contained in this Agreement so long as the Deemed Value of such improved offer (which Deemed Value will include the value of the amounts that would be owed to the Purchaser under Section 9.02(b) if such Acquisition Proposal were accepted and consummated) is at least equal to the Deemed Value of such pending Acquisition Proposal. The Purchaser shall be under no obligation to exercise its Matching Right or to participate in any proceedings designed to elicit from the Purchaser an equal or higher and better offer.

SECTION 5.10. Affiliate Arrangements. Prior to the Closing, the Company shall use its commercially reasonable efforts to cause any contract or arrangement that is identified in Section 5.10 of the Disclosure Schedule to be terminated or otherwise amended to exclude the Company and any Subsidiaries as a party thereto.

SECTION 5.11. Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and the Ancillary Agreements to which it is a party and consummate and make effective the Transactions.

SECTION 5.12. National Securities Exchange Listing. Prior to the Closing Date, the Purchaser and the Company shall use their respective reasonable best efforts in good faith cooperation with each other to obtain approval for the listing, subject to official notice of issuance, of the Reorganized Company Shares on The New York Stock Exchange or, if such approval is not reasonably likely to be obtained on or prior to the Closing Date, such other national securities exchange registered with the SEC as the Reorganized Company shall reasonably determine. Following such listing, if any, the Purchaser and the Reorganized Company shall use their respective commercially reasonable efforts to cause the Reorganized Company to comply with all applicable continued listing standards of The New York Stock Exchange or other national securities exchange so that the Reorganized Company Shares will continue to be listed and traded thereon, provided that the Purchaser shall have no obligation to ensure the share price or market value of the Reorganized Company Shares is sufficient to maintain the listing of such shares.

SECTION 5.13. Stockholders Agreement. As of the Closing Date, the Purchaser and the Reorganized Company shall enter into the Stockholders Agreement.

SECTION 5.14. Section 16 Matters. (a) Each of the Company and the Purchaser shall take, and the Company shall use commercially reasonable efforts to cause its Insiders (defined below) to take, all such commercially reasonable actions, and obtain such approvals or consents, as may be required to cause any dispositions of Existing Shares (including derivative securities with respect thereto), any acquisitions and dispositions of Reorganized Company Shares (including derivative securities with respect thereto) pursuant to Section 2.01(b) and the Mandatory Exchange Transaction (as defined in the Stockholders Agreement) by each holder of Existing Shares who is an officer, director or beneficial owner of ten percent (10%) or more of the Existing Shares (each, an “Insider”) to be exempt transactions under Section 16(b) of the Exchange Act, and the regulations promulgated with respect thereto, such actions to be taken in accordance with the interpretive guidance set forth by the SEC.

(b) The Company and the Purchaser shall cooperate, and the Company shall use commercially reasonable efforts to cause its Insiders to cooperate with one another to identify, analyze and implement such actions as may be agreed upon to effect the exemption of the transactions described in Section 5.14(a). If the Company and the Purchaser are able to agree upon, and implement, a course of action to effect the exemption of such transactions on or before the tenth (10th) day prior to the date of the Confirmation Hearing, the Company and the Purchaser will agree in good faith to such amendments to the Form of Restated Certificate of Incorporation, Form of Stockholders Agreement and this Agreement as required in furtherance of such course of action. If the Company and the Purchaser are unable to agree upon, and implement, a course of action to effect the exemption of the transactions on or before the tenth (10th) day prior to the date of the Confirmation Hearing, the Restated Certificate of Incorporation shall be in substantially the form attached as Exhibit B.

ARTICLE VI

EMPLOYEE MATTERS

SECTION 6.01. Benefits. (a) From and after the Closing Date, the Purchaser shall, or shall cause the Company to, honor the severance payments, change in control payments, bonuses, benefits and other compensation accrued or payable under (i) the Plans set forth in Section 6.01(a)(i) of the Disclosure Schedule in accordance with the terms of such Plans as in effect on the date hereof, and (ii) the equity plan, annual cash bonus plans and change in control and severance agreements and other Contracts as described in Section 6.01(a)(ii) of the Disclosure Schedule. The Purchaser acknowledges and agrees that the consummation of the Transactions will constitute a “change of control” of the Company for purposes of the Plans and Contracts described in Sections 6.01(a)(i) and 6.01(a)(ii) of the Disclosure Schedule. On the Closing Date, the Reorganized Company shall be deemed to have expressly assumed and agreed to perform such Plans and Contracts described in Sections 6.01(a)(i) and 6.01(a)(ii) of the Disclosure Schedule relating to a change in control in the same manner and to the same extent that the Company would be required to perform such Plans and Contracts if no change of control had taken place. To the extent not paid by the Company prior to Closing, the Purchaser agrees that it shall make the payments of the bonuses under the Plan as described in Item 1 of Section 6.01(a)(ii) of the Disclosure Schedule on the Closing Date. The Purchaser and the Company acknowledge and agree that any resignation tendered in connection with the Closing at the request of the Purchaser by an officer who is a party to any change in control or similar agreement with the Company shall (A) be deemed a resignation for “good reason” for purposes of such agreement and (B) not be effective unless and until any amounts payable under such agreement shall have been received by such officer.

(b) With respect to any benefit plans of the Purchaser or its Affiliates in which employees of the Company and its Subsidiaries (“Covered Employees”), participate after the Closing, the Purchaser shall: (i) use commercially reasonable efforts to waive any limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Covered Employees under any such plan in which such Covered Employees may be eligible to participate after the Closing; provided, however, that no such waiver shall apply to a pre-existing condition of any Covered Employee or any dependent thereof, who was, immediately prior to the Closing, excluded from participation in a Plan maintained or contributed to for the benefit of such Covered Employee by nature of such pre-existing condition, (ii) use commercially reasonable efforts to provide each Covered Employee with credit for any co-payments and deductibles paid prior to the Closing during the year in which the Closing occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare benefit plan in which such Covered Employees may be eligible to participate after the Closing, provided that such Covered Employees submit documentation evidencing any co-payments and deductibles within six months following the Closing, and (iii) recognize all service of the Covered Employees with the Company or any Subsidiary or predecessor thereof for purposes of eligibility to participate, vesting credit, entitlement for benefits and benefit accrual (other than benefit accrual under a defined benefit pension plan) in any benefit plan in which such Covered Employees may be eligible to participate on or after the Closing, except to the extent such treatment would result in duplicative benefits. In addition, the Reorganized Company shall continue its current Market Place Chaplaincy Program at all of its facilities following the Closing.

ARTICLE VII

TAX MATTERS

SECTION 7.01. Tax Returns & Compliance. From the date of this Agreement until the Closing, the Company shall prepare and file or otherwise furnish in proper form to the appropriate Governmental Authority (or cause to be prepared and filed or so furnished) in a timely manner (after giving effect to any applicable extensions) all material Tax Returns relating to the Company and the Subsidiaries that are due on or before or relate to any taxable period ending on or before the Closing Date. Such Tax Returns shall be prepared in a manner consistent with past practices employed with respect to the Company and the Subsidiaries (except to the extent that counsel for the Company renders a legal opinion that there is no reasonable basis in law therefor or determines that a Tax Return cannot be so prepared and filed without being subject to penalties). The Company shall keep the Purchaser reasonably informed as to any audits, examinations, litigations or similar proceedings relating to the Taxes of the Company or any Subsidiary.

SECTION 7.02. Opinion of Counsel of the Purchaser. The Purchaser shall use its reasonable best efforts to deliver to the Company, at or prior to the Closing, the opinion of Shearman & Sterling LLP, counsel to the Purchaser, in the form reasonably acceptable to the Company, based upon representations of the Purchaser and the Company, and normal assumptions, to the effect that, for federal income tax purposes, the Mandatory Exchange Transaction should qualify as a reorganization within the meaning of Section 368 of the Code, which opinion shall not have been withdrawn or modified in any material respect. The opinion will be based upon reasonable and customary representations that one would expect to see in a reorganization that qualifies under section 368(a)(1)(B) of the Code provided in IRS rulings and guidelines.

SECTION 7.03. Opinion of the Counsel of the Company. The Company shall use its reasonable best efforts to deliver to the Purchaser, at or prior to the Closing, the opinion of Baker & McKenzie LLP, counsel to the Company, in the form reasonably acceptable to the Purchaser, based upon representations of the Purchaser and the Company, and normal assumptions, to the effect that, for federal income tax purposes, the Mandatory Exchange Transaction should qualify as a reorganization within the meaning of Section 368 of the Code, which opinion shall not have been withdrawn or modified in any material respect. The opinion will be based upon reasonable and customary representations that one would expect to see on a reorganization that qualifies under section 368(a)(1)(B) of the Code provided in IRS rulings and guidelines.

ARTICLE VIII

CONDITIONS TO CLOSING

SECTION 8.01. Conditions to Obligations of the Company. The obligations of the Company to consummate the Transactions shall be subject to the fulfillment or written waiver (to the extent permitted by Law), at or prior to the Closing, of each of the following conditions:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date, in each case, with the same force and effect as if made as of the Closing, other than such representations and warranties as are made as of another date, and (ii) the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects;

(b) Bankruptcy Court Approval. The Bankruptcy Court shall have entered the Confirmation Order which shall be a Final Order;

(c) Competition Laws. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Purchaser Shares contemplated by this Agreement shall have expired or shall have been terminated, and the requirements of any material competition law regimes applicable to the purchase of the Purchaser Shares contemplated by this Agreement shall have been satisfied; and

(d) No Order. (i) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the Transactions illegal or otherwise restraining or prohibiting the consummation of the Transactions and (ii) no Governmental Authority shall have threatened to enact, issue, promulgate, enforce or enter any Law or Governmental Order (whether temporary, preliminary or permanent) that would have the effect of making the Transactions illegal or otherwise restraining or prohibiting the consummation of the Transactions and that is reasonably likely to have a Material Adverse Effect; provided, however, that this Section 8.01(d) shall not apply if the Company has directly or indirectly solicited or encouraged any Action that results in any such Governmental Order or threat.

(e) Consents and Approvals. The Purchaser and the Company shall have received, each in form and substance satisfactory to the Company in its reasonable discretion, all authorizations, consents, Governmental Orders and approvals of all Governmental Authorities and all material third party consents required under any Company Contracts, in each case, set forth in Section 8.02(f) of the Disclosure Schedule.

SECTION 8.02. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the Transactions shall be subject to the fulfillment or written waiver (to the extent permitted by Law), at or prior to the Closing, of each of the following conditions:

(a) No Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement;

(b) Representations, Warranties and Covenants. (i) Each of the representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any exception or qualification contained therein relating to materiality or a Material Adverse Effect) as of the date of this Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not be reasonably expected to have a Material Adverse Effect; and (ii) the covenants and agreements contained in this Agreement to be complied with by the Company on or before the Closing shall have been complied with in all material respects;

(c) Bankruptcy Court Approval. The Bankruptcy Court shall have entered the Confirmation Order which shall be a Final Order;

(d) Competition Laws. Any waiting period (and any extension thereof) under the HSR Act applicable to the purchase of the Purchaser Shares contemplated by this Agreement shall have expired or shall have been terminated, and the requirements of any material competition law regimes applicable to the purchase of the Purchaser Shares contemplated by this Agreement shall have been satisfied;

(e) No Order. (i) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the Transactions illegal or otherwise restraining or prohibiting the consummation of the Transactions and (ii) no Governmental Authority shall have threatened to enact, issue, promulgate, enforce or enter any Law or Governmental Order (whether temporary, preliminary or permanent) that would have the effect of making the Transactions illegal or otherwise restraining or prohibiting the consummation of the Transactions and that is reasonably likely to have a Material Adverse Effect; provided, however, that this Section 8.02(e) shall not apply if the Purchaser has directly or indirectly solicited or encouraged any Action that results in any such Governmental Order or threat;

(f) Consents and Approvals. The Purchaser and the Company shall have received, each in form and substance satisfactory to the Purchaser in its reasonable discretion, all authorizations, consents, Governmental Orders and approvals of all Governmental Authorities and officials and all material third party consents required under any Company Contracts set forth in Section 8.02(f) of the Disclosure Schedule; and

(g) Financing. The conditions precedent to the effectiveness of the agreements, documents and instruments to be dated on or about the Effective Date and to be entered into among the Reorganized Company and certain of its Subsidiaries, as borrowers, in respect of a credit facility for a commitment of not less than $1,650,000,000 shall have been satisfied or waived by the parties thereto and the Reorganized Company shall have access to funding thereunder, including for repayment of the Secured Credit Facilities.

ARTICLE IX

TERMINATION

SECTION 9.01. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the Purchaser, upon written notice to the Company, if (i) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 8.02(b)(i) would not be satisfied or (ii) the Company shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Company such that the closing condition set forth in Section 8.02(b)(ii) would not be satisfied, and, in the case of both (i) and (ii), such breach is incapable of being cured by the earlier of (A) the fifteenth (15th) day after notice by the Purchaser to the Company and (B) the Termination Date;

(b) by the Company, upon written notice to the Purchaser, if (i) there exists a breach of any representation or warranty of the Purchaser contained in this Agreement such that the closing condition set forth in Section 8.01(a)(i) would not be satisfied or (ii) the Purchaser shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Purchaser such that the closing condition set forth in Section 8.01(a)(ii) would not be satisfied, and, in the case of both (i) and (ii), such breach is incapable of being cured by the earlier of (A) the fifteenth (15th) day after notice by the Company to the Purchaser and (B) the Termination Date;

(c) by the Purchaser, upon written notice to the Company, if the Reorganization Plan and the Disclosure Statement have not been filed by October 15, 2009;

(d) by the Purchaser, upon written notice to the Company, if the Plan Sponsor Order has not been entered by the Bankruptcy Court within 20 days of the date of this Agreement;

(e) by the Purchaser or the Company, upon written notice to the other party, if the Disclosure Statement Order has not been entered by the Bankruptcy Court by November 16, 2009; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(e) if the Disclosure Statement Order has not been entered by the Bankruptcy Court due to any act or omission of the Company in violation of this Agreement;

(f) by the Purchaser or the Company, upon written notice to the other party, if the Confirmation Order has not been entered into by the Bankruptcy Court by December 31, 2009; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(f) if the Confirmation Order has not been entered by the Bankruptcy Court due to any act or omission of the Company in violation of this Agreement;

(g) by either the Purchaser or the Company, upon written notice to the other party, if the Closing shall not have occurred on or prior to March 31, 2010 (the “Initial Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(g) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to the Termination Date; provided further that neither party may terminate this Agreement pursuant to this Section 9.01(g) prior to May 1, 2010 if the conditions to Closing set forth in Sections 8.01(c) or 8.02(d) shall not have been fulfilled but all other conditions to Closing shall be capable of being fulfilled. As used in this Agreement, the term “Termination Date” shall mean the Initial Termination Date, unless the Initial Termination Date has been extended pursuant to the foregoing proviso, in which case, the term “Termination Date” shall mean the last date to which the Initial Termination Date has been so extended;

(h) by the Company, upon written notice to the Purchaser, if the Board of Directors of the Company determines, in its good faith judgment after consultation with independent legal counsel and not in violation of Section 5.09, to enter into an agreement with respect to a Superior Proposal;

(i) by either the Purchaser or the Company, upon written notice to the other party, in the event that any Governmental Authority shall have issued a Governmental Order or taken any other action restraining, enjoining or otherwise prohibiting the Transactions, and such Governmental Order or other action shall have become final and nonappealable; or

(j) by the mutual written consent of the Company and the Purchaser.

SECTION 9.02. Effect of Termination. (a) In the event of termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no Liability on the part of either party hereto except (i) as set forth in Section 5.05, this Section 9.02 and Article X and (ii) with respect to any Liabilities incurred or suffered by a party, to the extent such Liabilities were the result of fraud or the willful and material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

(b) A termination fee in the amount of $45,000,000 (the “Termination Fee”) shall be payable by the Company to the Purchaser in the event that this Agreement is terminated pursuant to Section 9.01(h), provided, however, that payment of the Termination Fee shall be due by wire transfer of same-day funds upon the earlier of (i) the date on which the Company consummates any transaction that was a result of a Superior Proposal and (ii) the effective date of any chapter 11 plan for the Company.

(c) In addition to any amounts paid by the Company pursuant to Section 9.02(b), in the event that this Agreement is terminated pursuant to Section 9.01(h), the Company shall reimburse the Purchaser as promptly as reasonably practical (and in any event, within two Business Days following such termination), by wire transfer of same day funds, $5,000,000 with respect to expenses (including, without limitation, the fees and expenses of its advisors) incurred by the Purchaser in connection with this Agreement and the Transactions.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

SECTION 10.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

(a)	if to the Company:

Pilgrim’s Pride Corporation
4845 US Highway 271 North
Pittsburg, TX 75686
	Facsimile:	972-290-8950
	Attention:	Chief Executive Officer

with a copy to:

Baker & McKenzie LLP
2300 Trammell Crow Center
2001 Ross Avenue
Dallas, Texas 75201
	Facsimile:	214-965-5914
	Attention:	Alan G. Harvey
W. Crews Lott

and to:

Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
	Facsimile:	214-746-7700
	Attention:	Stephen A. Youngman

(b)	if to the Purchaser:

JBS USA Holdings, Inc.
1770 Promontory Circle
Greeley, Colorado 80634
	Facsimile:	970-347-1962
	Attention:	Christopher C. Gaddis

with a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022-6069
	Facsimile:	212-848-7179
	Attention:	Douglas P. Bartner
Michael J. McGuinness

SECTION 10.03. Public Announcements. Neither party hereto shall, on or prior to the Closing Date, issue or make any press release or other public announcement with respect to this Agreement or the Transactions, or otherwise make any public disclosures relating thereto, without the prior consultation in good faith with the other party before issuing such press release or making such public announcement and providing the other party a reasonable opportunity to comment thereon; provided, however, that such consultation shall not be required to the extent any such disclosures are required by Law, applicable stock exchange regulation or made in any filing with the SEC and such disclosure is not materially different than any previous release, announcement or disclosure with respect to this Agreement or the Transactions for which the other party has been consulted. Notwithstanding the foregoing, the Purchaser acknowledges that the Company will file a copy of this Agreement with the Bankruptcy Court.

SECTION 10.04. Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Closing Date, except for those covenants and agreements contained herein and therein that by their terms are to be performed in whole or in part after the Closing Date, Sections 5.05, 9.02(b) and 9.02(c) and this Article X.

SECTION 10.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

SECTION 10.06. Entire Agreement. This Agreement and the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Company and the Purchaser with respect to the subject matter hereof and thereof.

SECTION 10.07. Assignment. This Agreement may not be assigned by operation of Law or otherwise without the express written consent of the Company and the Purchaser (which consent may be granted or withheld in the sole discretion of the Company or the Purchaser) and any such assignment or attempted assignment without such consent shall be void; provided, however, that the Purchaser may assign this Agreement or any of its rights and obligations hereunder to one or more Affiliates of the Purchaser without the consent of the Company, but no such assignment shall relieve the Purchaser of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

SECTION 10.08. Amendment. This Agreement may not be amended or modified except (a)(i) by an instrument in writing signed by, or on behalf of, the Company and the Purchaser or (ii) by a waiver in accordance with Section 10.09, and (b) to the extent such amendment or modification is material, by an order of the Bankruptcy Court.

SECTION 10.09. Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto, or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 10.10. No Third-Party Beneficiaries. Except for Section 5.03 and only to the extent set forth therein, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 10.11. Bankruptcy Court Approval. The obligations of the Company under this Agreement are subject to approval of the Bankruptcy Court to the extent (and only to the extent) required by Law.

SECTION 10.12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State, including all matter of construction, validity and performance, and shall, to the extent applicable, be governed by and interpreted, construed, and determined in accordance with the applicable provisions of the Bankruptcy Code.

SECTION 10.13. Submission to Jurisdiction. (a) Without limiting any party’s right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the Transactions, and (ii) any and all legal proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations indicated in Section 10.02; provided, however, that if the Bankruptcy Cases have been closed, the parties agree to exclusive jurisdiction in the Chancery Court of the State of Delaware (for the avoidance of doubt, including with respect to any matters described in Section 10.16 below).

(b) The parties hereby unconditionally and irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the Transactions brought in any court specified in paragraph (a) above, or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 10.02.

SECTION 10.14. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto hereby (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.14.

SECTION 10.15. Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars, and all payments hereunder shall be made in United States dollars.

SECTION 10.16. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof.

SECTION 10.17. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Company and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PILGRIM’S PRIDE CORPORATION

By:	/s/ Don Jackson
Name:	Don Jackson
Title:	President and Chief Executive Officer

JBS USA HOLDINGS, INC.

By:	/s/ Wesley M. Batista
Name:	Wesley M. Batista
Title:	President and Chief Executive Officer

[Signature Page to the Stock Purchase Agreement]